Filed Pursuant to Rule 424(b)(2)
Registration No. 333-275934

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Subject to completion, dated September 8, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated January 17, 2024)

$110,000,000

% Convertible Notes due 2030

We operate as an externally managed, closed-end, non-diversified management investment company and have elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). For federal income tax purposes, we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Our investment objectives are to: (1) achieve and grow current income by investing in debt securities of established lower middle market companies in the U.S. that we believe will provide stable earnings and cash flow to pay expenses, make principal and interest payments on our outstanding indebtedness and make distributions to common stockholders that grow over time; and (2) provide our common stockholders with long-term capital appreciation in the value of our assets by investing in equity securities of established businesses that we believe can grow over time to permit us to sell our equity investments for capital gains.

We are offering $110.0 million principal amount of our     % Convertible Notes due 2030 (the “Notes”). The Notes will bear interest at a rate of     % per year, payable semi-annual in arrears on April 1 and October 1 of each year, beginning on April 1, 2026. We have granted the underwriter the right to purchase, exercisable within a 30-day period, up to an additional $16.5 million principal amount of Notes, solely to cover overallotments. The Notes will mature on October 1, 2030, unless earlier converted, redeemed or repurchased.

Holders may convert all or any portion of their Notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock, par value $0.001 per share (“common stock”), or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be      shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $     per share of common stock). The conversion rate will be subject to adjustment in some events. In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or notice of redemption, as the case may be.

We may not redeem the Notes prior to October 6, 2028. We may redeem for cash all or any portion of the Notes (subject to the partial redemption limitation described in this prospectus supplement), at our option, on a redemption date on or after October 6, 2028 and on or before the 45th scheduled trading day immediately prior to the maturity date if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.

If we undergo a fundamental change, then, subject to certain conditions, holders may require us to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes will be our direct unsecured obligations and will rank pari passu with our existing and future unsecured, unsubordinated indebtedness, including our 5.125% Notes due 2026 (“2026 Notes”), 3.75% Notes due 2027 (“2027 Notes”) and 7.75% Notes due 2028 (“2028 Notes” and, collectively with the 2026 Notes and 2027 Notes, the “Existing Notes”); senior to our 6.25% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) and any series of preferred stock that we may issue in the future; senior to any of our future indebtedness that expressly provides it is subordinated to the Notes; effectively subordinated to any future secured indebtedness of Gladstone Capital Corporation (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and any other future subsidiaries of Gladstone Capital Corporation, including borrowings under our revolving credit facility with KeyBank National Association.

We do not intend to apply to list the Notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on the Nasdaq Global Select Market under the symbol “GLAD.” The last reported sale price of our common stock on the Nasdaq Global Select Market on September 5, 2025 was $26.05 per share. The net asset value (“NAV”) per share of our common stock on June 30, 2025 (the last date prior to the date of this prospectus supplement as of which we determined NAV) was $21.25.

Investing in the Notes involves a high degree of risk, including the risk of leverage. Before buying any Notes, you should read the material risks described in the “Supplementary Risk Factors” section beginning on page S-8 of this prospectus supplement and in the “Risk Factors” section beginning on page 5 of the accompanying prospectus and under similar headings in the other documents that we file from time to time with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain important information you should know before investing in the Notes, including information about risks. Please read these documents before you invest and retain them for future reference. Additional information about us, including our annual, quarterly and current reports, has been filed with the SEC and can be accessed free of charge at its website at www.sec.gov. This information is also available free of charge by calling us collect at (703) 287-5893 or on the Investors section of our corporate website located at www.gladstonecapital.com, which, except for the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, is not part of this prospectus supplement nor the accompanying prospectus. You may also call us collect at this number to request other information or to make an investor inquiry. See “Where You Can Find More Information” on page S-69 of this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total(3)
Public offering price(1)	$	$
Sales load (underwriting discounts and commissions)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	Plus accrued interest, if any, from September , 2025.
(2)	Total expenses of the offering payable by us, excluding underwriting discounts and commissions, are estimated to be $ million. See “Underwriting” on page S-51 of this prospectus supplement.
(3)

We have granted the underwriter an option to purchase up to an additional $16,500,000 aggregate principal amount of the Notes, solely to cover overallotments, if any, within 30 days from the date of this prospectus supplement. If the underwriter exercises this option in full, the total public offering price will be $    , the total underwriting discount (sales load and commissions) paid by us will be $    , and total proceeds, before expenses, to us will be $    .

Delivery of the Notes in book-entry form only through The Depository Trust Company (“DTC”) will be made on or about     , 2025, which will be the second business day following the initial trade date for the Notes (this settlement cycle being referred to as “T+2”).

Sole Book-Running Manager

Oppenheimer & Co.

The date of this prospectus supplement is     , 2025

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus set forth the information that you should know before investing in the Notes. You should read these documents, which contain important information, before deciding whether to invest in the Notes.

This prospectus supplement, which describes the specific terms of this offering, also adds to and updates information contained in the accompanying prospectus. The accompanying prospectus gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus in making an investment decision. Neither we nor the underwriter have authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of such information regardless of the time of delivery or any sale of the Notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriter is not, making an offer to sell the Notes in any jurisdiction where such an offer or sale is not permitted.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights some of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that you may want to consider. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the sections entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein. Except where the context suggests otherwise, the terms “we,” “us,” “our,” the “Company” and “Gladstone Capital” refer to Gladstone Capital Corporation; “Adviser” refers to Gladstone Management Corporation; and “Administrator” refers to Gladstone Administration, LLC.

Gladstone Capital Corporation

We were incorporated under the Maryland General Corporation Law on May 30, 2001. We operate as an externally managed, closed-end, non-diversified management investment company and have elected to be treated as a BDC under the 1940 Act. In addition, for U.S. federal income tax purposes, we have elected to be treated as a RIC under the Code. To continue to qualify as a RIC for U.S. federal income tax purposes and obtain favorable RIC tax treatment, we must meet certain requirements, including certain source-of-income, asset diversification and minimum distribution requirements.

Our Investment Objectives and Strategy

Our investment objectives are to: (1) achieve and grow current income by investing in debt securities of established lower middle market companies (which we generally define as companies with annual earnings before interest, taxes, depreciation and amortization of $3 million to $25 million) in the U.S. that we believe will provide stable earnings and cash flow to pay expenses, make principal and interest payments on our outstanding indebtedness, and make distributions to stockholders; and (2) provide our stockholders with long-term capital appreciation in the value of our assets by investing in equity securities, in connection with our debt investments, that we believe can grow over time to permit us to sell our equity investments for capital gains. To achieve our objectives, our primary investment strategy is to invest in several categories of debt and equity securities, with each investment generally ranging from $8 million to $40 million, although investment size may vary, depending upon our total assets or available capital at the time of investment. We lend to borrowers that need funds for growth capital, to finance acquisitions, or to recapitalize or refinance their existing debt facilities. We seek to avoid investing in high-risk, early-stage enterprises. Our targeted portfolio companies are generally considered too small for the larger capital marketplace. We expect that our investment portfolio over time will consist of approximately 90.0% debt investments and 10.0% equity investments, at cost. As of June 30, 2025, our investment portfolio was made up of approximately 90.0% debt investments and 10.0% equity investments, at cost. As of June 30, 2025, approximately 81% of our investments, at fair value, were in private equity sponsor-backed portfolio companies.

We invest by ourselves or jointly with other funds and/or management of the portfolio company, depending on the opportunity. In July 2012, the SEC granted us an exemptive order (the “Co-Investment Order”) that expanded our ability to co-invest, under certain circumstances, with certain of our affiliates, including Gladstone Investment Corporation, a BDC also managed by the Adviser, Gladstone Alternative Income Fund, a registered, non-diversified, closed-end management investment company that operates as an interval fund, and any future BDC or closed-end management investment company that is advised (or sub-advised if it controls the fund) by the Adviser, or any combination of the foregoing, subject to the conditions in the Co-Investment Order. We believe the Co-Investment Order has enhanced and will continue to enhance our ability to further our investment objectives and strategies. Since 2012, we have opportunistically made several co-investments with Gladstone Investment Corporation and Gladstone Alternative Income Fund pursuant to the Co-Investment Order. If we are participating in an investment with one or more co-investors, whether or not an affiliate of ours, our investment is likely to be smaller than if we were investing alone.

In general, our investments in debt securities have a term of no more than seven years, accrue interest at variable rates (generally based on one-month Term Secured Overnight Financing Rate (“SOFR”)) and, to a lesser extent, at fixed rates. We seek debt instruments that pay interest monthly or, at a minimum, quarterly, may have a success fee or deferred interest provision and are primarily interest only, with all principal and any accrued but unpaid interest due at maturity. Generally, success fees accrue at a set rate and are contractually due upon a change of control of a portfolio company, typically from an exit or sale. Some debt securities have deferred interest whereby some portion of the interest payment is added to the principal balance so that the interest is paid, together with the principal, at maturity. This form of deferred interest is often called paid-in-kind interest.

Typically, our equity investments consist of common stock, preferred stock, limited liability company interests, or warrants to purchase the foregoing. Often, these equity investments occur in connection with our original investment, recapitalizing a business, or refinancing existing debt.

From our initial public offering in August 2001 through June 30, 2025, we have made 695 different loans to, or investments in, 287 companies for a total of approximately $3.0 billion, before giving effect to principal repayments on investments and divestitures. We expect that our investment portfolio will primarily include the following three categories of investments in private companies operating in the U.S.:

•

Secured First Lien Debt Securities: We seek to invest a portion of our assets in secured first lien debt securities also known as senior loans, senior term loans, lines of credit and senior notes. Using its assets as collateral, the borrower typically uses first lien debt to cover a substantial portion of the funding needs of the business. These debt securities usually take the form of first priority liens on all, or substantially all, of the assets of the business. First lien debt securities may include investments sourced from the syndicated loan market.

•

Secured Second Lien Debt Securities: We seek to invest a portion of our assets in second lien secured debt securities, also known as subordinated loans, subordinated notes and mezzanine loans. These second lien secured debt securities rank junior to the borrowers’ first lien secured debt securities and may be secured by second priority liens on all or a portion of the assets of the business. Additionally, we may receive other yield enhancements in addition to or in lieu of success fees such as warrants to buy common and preferred stock or limited liability interests in connection with these second lien secured debt securities. Second lien debt securities may include investments sourced from the syndicated loan market.

•

Preferred and Common Equity/Equivalents: In some cases we will purchase equity securities which consist of preferred and common equity or limited liability company interests, or warrants or options to acquire such securities, and are in combination with our debt investment in a business. Additionally, we may receive equity investments derived from restructurings on some of our existing debt investments. In some cases, we will own a significant portion of the equity and in other cases we may have voting control of the businesses in which we invest.

Under the 1940 Act, we may not acquire any asset other than assets of the type listed in Section 55 of the 1940 Act, which are referred to as “qualifying assets” and generally include each of the investment types listed above, unless, at the time the acquisition is made, qualifying assets (other than certain assets related to our operations) represent at least 70.0% of our total assets.

We expect that most, if not all, of the debt securities we acquire will not be rated by a credit rating agency. Investors should assume that these loans would be rated below “investment grade” quality. Investments rated below investment grade are often referred to as high yield securities or junk bonds and may be considered higher risk, as compared to investment-grade debt instruments. In addition, many of the debt securities we hold may not amortize prior to maturity.

Our Investment Adviser and Administrator

We are externally managed by the Adviser, an affiliate of ours, under an investment advisory and management agreement, and another of our affiliates, the Administrator, provides administrative services to us pursuant to a contractual agreement. Each of the Adviser and Administrator are privately-held companies that are indirectly owned by David Gladstone, our chairman and chief executive officer. Mr. Gladstone also serves on the board of directors of the Adviser, the board of managers of the Administrator, and serves as an executive officer of the Adviser and the Administrator. The Administrator employs, among others, our chief financial officer and treasurer, chief valuation officer, chief compliance officer, co-general counsels and co-secretaries (one of whom also serves as the president of the Administrator) and their respective staffs. The Adviser and Administrator have extensive experience in our lines of business and also provide investment advisory and administrative services, respectively, to our affiliates, including: Gladstone Investment Corporation; Gladstone Alternative Income Fund; Gladstone Commercial Corporation, a publicly-traded real estate investment trust (“REIT”); and Gladstone Land Corporation, a publicly-traded REIT. In the future, the Adviser and Administrator may provide investment advisory and administrative services, respectively, to other funds and companies, both public and private.

The Adviser was organized as a corporation under the laws of the State of Delaware on July 2, 2002, and is an SEC registered investment adviser under the Investment Advisers Act of 1940, as amended. The Administrator was organized as a limited liability company under the laws of the State of Delaware on March 18, 2005. The Adviser and Administrator are headquartered in McLean, Virginia, a suburb of Washington, D.C. The Adviser also has offices in other states.

Recent Developments

As of September 5, 2025, we had approximately $131.1 million in borrowings outstanding under our Sixth Amended and Restated Credit Agreement with KeyBank National Association, as amended (the “Credit Facility”).

From July 1, 2025 through September 5, 2025, we invested $125.6 million at cost in new and existing portfolio companies.

THE OFFERING

This summary sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section and the “Description of the Notes” section in this prospectus supplement outline the specific legal and financial terms of the Notes. You should read this section of the prospectus supplement together with the section titled “Description of the Notes” beginning on page S-21 of this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes. As used in this summary, references to “we,” “our” and “us” refer only to Gladstone Capital Corporation and not to its subsidiaries.

Issuer	Gladstone Capital Corporation, a Maryland corporation.

Securities	$110,000,000 principal amount of % Convertible Notes due 2030 (plus up to an additional $16,500,000 principal amount to solely cover overallotments).

Maturity	October 1, 2030, unless earlier converted, redeemed or repurchased.

Interest	% per year. Interest will accrue from September , 2025 and will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2026. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described in this prospectus supplement under “Description of the Notes—Events of Default.”

Conversion Rights	Holders may convert all or any portion of their Notes, in integral multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate for the Notes will initially be shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as described herein). See “Description of the Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or notice of redemption, as the case may be, as described in this prospectus supplement under “Description of the Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.”

Upon conversion, unless you convert after the close of business on a record date for an interest payment but on or prior to the corresponding interest payment date, you will receive a cash payment representing accrued and unpaid interest to, but excluding, the conversion date.

Redemption at Our Option	We may not redeem the Notes prior to October 6, 2028. We may redeem for cash all or any portion of the Notes (subject to the partial redemption limitation described in the next succeeding sentence), at our option, on a redemption date on or after October 6, 2028 and on or before the 45th scheduled trading day immediately prior to the maturity date if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If we redeem less than all of the outstanding Notes, at least $50,000,000 aggregate principal amount of Notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant notice of redemption. No “sinking fund” is provided for the Notes, which means that we are not required to redeem or retire the Notes periodically, and the Notes are not subject to defeasance. See “Description of the Notes—Optional Redemption.”

Fundamental Change	If we undergo a “fundamental change” (as defined under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), then, subject to certain conditions, holders may require us to repurchase for cash all or any portion of their Notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The Notes will be our direct unsecured obligations and will rank:

•	pari passu with our existing and future unsecured, unsubordinated indebtedness, including the Existing Notes;

•	senior to our Series A Preferred Stock and any series of preferred stock that we may issue in the future;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•

effectively subordinated to any future secured indebtedness of Gladstone Capital Corporation (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and any other future subsidiaries of Gladstone Capital Corporation, including the approximately $131.1 million in borrowings outstanding as of September 5, 2025 under the Credit Facility.

As of June 30, 2025, after giving effect to an additional $103.6 million of net borrowings under the Credit Facility that occurred between July 1, 2025 and September 5, 2025 (the “Additional Borrowings”), the principal amount of our total consolidated indebtedness for borrowed money would have been $388.1 million, all of which would have been senior indebtedness and of which an aggregate of $131.1 million was secured indebtedness of our subsidiary under the Credit Facility. As of June 30, 2025, after giving effect to the Additional Borrowings and the issuance of the Notes (assuming no exercise of the underwriter’s overallotment option) and the use of proceeds therefrom, the principal amount of our total consolidated indebtedness for borrowed money would have been $ million.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriter fully exercises its overallotment option), after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds from this offering to repay a portion of the outstanding indebtedness under the Credit Facility and for other general corporate purposes. We intend to reborrow under the Credit Facility to redeem all or a portion of our outstanding 2026 Notes and 2028 Notes.

Pending such uses, we may invest a portion of the net proceeds of this offering in short-term investments, such as cash and cash equivalents, which we expect will earn yields substantially lower than the interest income that we anticipate receiving in respect of investments in accordance with our investment objectives.

See “Use of Proceeds.”

Book-Entry Form	The Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The Notes are new securities and there is currently no established market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. The underwriter has advised us that it currently intends to make a market in the Notes. However, the underwriter is not obligated to do so, and it may discontinue any market making with respect to the Notes without notice. We do not intend to apply for a listing of the Notes on any securities exchange or any automated dealer quotation system.

Risk Factors	See “Supplementary Risk Factors” on page S-8 of this prospectus supplement, “Risk Factors” beginning on page 5 of the accompanying prospectus and under similar heading in documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in the Notes.

Material U.S. Federal Income Tax Consequences	For the material U.S. federal income tax consequences of the holding, disposition and conversion of the Notes, and the holding and disposition of shares of common stock into which the Notes may be converted, see “Material United States Federal Income Tax Consequences” in this prospectus supplement and the section titled “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Nasdaq Global Select Market Symbol for Our Common Stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “GLAD.” The last reported sale price of our common stock on the Nasdaq Global Select Market on September 5, 2025 was $26.05 per share.

Trustee, Paying Agent and Conversion Agent	U.S. Bank Trust Company, National Association

SUPPLEMENTARY RISK FACTORS

Investing in the Notes involves a number of significant risks. You should carefully consider the risks described below and all other information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to purchase the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or not presently deemed material by us, may also impair our operations and performance.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. If that happens, our net asset value and the trading price of our securities could decline and you may lose all or part of your investment.

Risks Related to the Offering

The Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur in the future and will rank pari passu with, or equal to, all outstanding and future unsecured indebtedness, including the Existing Notes issued by and us and our general liabilities (total liabilities, less debt).

The Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. In addition, the Notes will rank pari passu with all existing and future unsecured, unsubordinated indebtedness issued by us, including the Existing Notes, and our general liabilities (total liabilities, less debt).

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of Gladstone Capital Corporation and not of any of our subsidiaries. None of our subsidiaries will be a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes will be structurally subordinated to all indebtedness and other liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of September 5, 2025, there was approximately $131.1 million of debt outstanding under the Credit Facility. Borrowings under the Credit Facility are the obligation of Gladstone Business Loan, LLC, a wholly-owned subsidiary of ours, and are structurally senior to the Notes. In addition, our subsidiaries may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes.

The indenture under which the Notes will be issued will contain limited protection for holders of the Notes.

The indenture under which the Notes will be issued offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes will not place any restrictions on our or our subsidiaries’ ability to:

•

issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, which generally prohibit us incurring additional debt or issuing additional debt or preferred securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

Furthermore, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to incur additional debt (including additional debt that matures prior to the maturity of the Notes) and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for, trading levels, and prices of the Notes.

There is no existing trading market for the Notes and an active trading market for the Notes may not develop, which could limit your ability to sell the Notes and/or the market price of the Notes.

The Notes will be a new issue of debt securities for which there is no trading market. We cannot provide any assurances that an active trading market will develop or be maintained for the Notes or that you will be able to sell your Notes. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, if any, general economic conditions, our financial condition, performance and prospects and other factors. The underwriter has advised us that it intends to make a market in the Notes, but it is not obligated to do so. The underwriter may discontinue any market-making in the Notes at any time at its sole discretion.

Accordingly, we cannot assure you that a liquid trading market will develop or be maintained for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be adversely affected. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the Credit Facility or other indebtedness to which we may be a party, that is not waived by the required lenders or holders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Credit Facility or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, seek to raise additional capital or seek to obtain waivers from the required lenders under the Credit Facility or other debt that we may incur in the future to avoid being in default. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes or our other debt. If we breach our covenants under the Credit Facility or other debt and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default under the Credit Facility or other debt, the lenders or holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations, including the lenders under the Credit Facility, could proceed against the collateral securing the debt. Because the Credit Facility has, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness under the Notes or the Credit Facility or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

Redemption may adversely affect your return on the Notes.

We may not redeem the Notes prior to October 6, 2028. We may redeem for cash all or any portion of the Notes (subject to the “partial redemption limitation” described in “Description of the Notes—Optional Redemption”), at our option, on a redemption date on or after October 6, 2028 and on or before the 45th scheduled trading day immediately prior to the maturity date if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. As a result, we may choose to redeem some or all of the Notes, including at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your Notes being redeemed. In addition, despite the partial redemption limitation, a redemption of less than all of the outstanding Notes will likely harm the liquidity of the market for the unredeemed Notes following the redemption. Accordingly, if your Notes are not redeemed in a partial redemption, then you may be unable to sell your Notes at the times you desire or at favorable prices, if at all, and the trading price of your Notes may decline. See “Description of the Notes—Optional Redemption.”

A downgrade, suspension or withdrawal of any credit rating assigned by a rating agency to us or the Notes or change in the debt markets could cause the liquidity or market value of the Notes to decline significantly.

Any credit rating is an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in any credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to obtain or maintain any credit ratings or to advise holders of Notes of any changes in any credit ratings. There can be no assurance that any credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the rating agencies if in their judgment future circumstances relating to the basis of the credit ratings, such as adverse changes in our Company, so warrant. The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the Notes.

We expect that many investors in, and potential purchasers of, the Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the Notes. Investors would typically implement such a strategy by selling short the common stock underlying the Notes and dynamically adjusting their short position while continuing to hold the Notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. We cannot assure you that market conditions will permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all. If market conditions do not permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all, at any time while the Notes are outstanding, the trading price and liquidity of the Notes may be adversely affected.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Notes.

In addition, the number of shares of our common stock available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our common stock with a Note investor may not be sufficient for the implementation of a convertible arbitrage strategy. These and other market events could make implementing a convertible arbitrage strategy prohibitively expensive or infeasible. We cannot assure you that a sufficient number of shares of our common stock will be available to borrow on commercial terms, or at all, to potential purchasers in this offering or holders of the Notes. If investors in this offering or potential purchasers of the Notes that seek to employ a convertible arbitrage strategy are unable to do so on commercial terms, or at all, then the trading price of, and the liquidity of the market for, the Notes may significantly decline.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the Notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the Notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the Notes.

An increase in market interest rates could result in a decrease in the value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the Notes and market interest rates increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

We may not have the ability to raise the funds necessary to settle conversions of the Notes in cash or to repurchase the Notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the Notes.

Holders of the Notes will have the right to require us to repurchase all or any portion of their Notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date, as described below under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the Notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the Notes being converted as described below under “Description of the Notes—Conversion Rights—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of Notes surrendered therefor or pay cash with respect to Notes being converted. In addition, our ability to repurchase the Notes or to pay cash upon conversions of the Notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase Notes at a time when the repurchase is required by the indenture governing the Notes or to pay any cash payable on future conversions of the Notes as required by the indenture governing the Notes would constitute a default under the indenture governing the Notes. A default under the indenture governing the Notes or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Notes or make cash payments upon conversions thereof.

Conversion of the Notes may dilute the ownership interest of our stockholders or may otherwise depress the price of our common stock.

The conversion of some or all of the Notes may dilute the ownership interests of our stockholders. Upon conversion of the Notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to settle our conversion obligation in shares of our common stock or a combination of cash and shares of our common stock, any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could be used to satisfy short positions, or anticipated conversion of the Notes into shares of our common stock could depress the price of our common stock.

The accounting method for the Notes could adversely affect our reported financial condition and results.

The accounting method for reflecting the Notes on our balance sheet, accruing interest expense for the Notes and reflecting the underlying shares of our common stock in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.

In accordance with Financial Accounting Standards Board’s Accounting Standards Update 2020-06 (“ASU 2020-06”), we expect that the Notes we are offering will be reflected as a liability on our balance sheets, with the initial carrying amount equal to the principal amount of the Notes, net of issuance costs. The issuance costs will be treated as a debt discount for accounting purposes, which will be amortized into interest expense over the term of the Notes. As a result of this amortization, the interest expense that we expect to recognize for the Notes for accounting purposes will be greater than the cash interest payments we will pay on the Notes, which will result in lower reported income.

In addition, we expect that the shares of common stock underlying the Notes will be reflected in our diluted earnings per share using the “if converted” method, in accordance with ASU 2020-06. Under that method, diluted earnings per share would generally be calculated assuming that all the Notes were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share.

In addition, in the future, we may, in our sole discretion, irrevocably elect to settle the conversion value of the Notes in cash up to the principal amount being converted. Following such an irrevocable election, if the conversion value of the Notes exceeds their principal amount for a reporting period, then we will calculate our diluted earnings per share by assuming that all of the Notes were converted at the beginning of the reporting period and that we issued shares of our common stock to settle the excess, unless the result would be anti-dilutive.

We have not reached a final determination regarding the accounting treatment for the Notes. In addition, accounting standards may change in the future. Accordingly, we may account for the Notes in a manner that is significantly different than described above.

Future sales of our common stock or equity-linked securities in the public market could lower the market price for our common stock and adversely impact the trading price of the Notes.

In the future, we may sell additional shares of our common stock or equity-linked securities to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of conversion of the Notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Holders of Notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to our common stock to the extent our conversion obligation includes shares of our common stock.

Holders of Notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such Notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of Notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its Notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the Notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the Notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders Notes for conversion until the date we settle our conversion obligation.

Upon conversion of the Notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your Notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 40 trading day observation period. If the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the Notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the second business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the Notes on the conversion date.

The increase in the conversion rate for Notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate you for any lost value of your Notes as a result of such transaction or redemption.

If a make-whole fundamental change occurs prior to the maturity date or if we deliver a notice of redemption, we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for Notes converted in connection with such make-whole fundamental change or notice of redemption. The increase, if any, in the conversion rate for Notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate you for any lost value of your Notes as a result of such transaction or redemption. In addition, if the “stock price” (as defined below under “Description of the Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”) is greater than $    per share or less than $    per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of Notes as a result of this adjustment exceed shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for Notes converted in connection with a make-whole fundamental change or a notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the Notes may not be adjusted for all dilutive events.

The conversion rate of the Notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends (excluding regular monthly dividends in an amount that do not exceed $0.165 per share) and certain issuer tender or exchange offers as described below under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the Notes or our common stock. An event that adversely affects the value of the Notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the Notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase all or any portion of your Notes. However, the fundamental change provisions will not afford protection to holders of Notes in the event of other transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to offer to repurchase the Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Notes.

Certain provisions in the indenture governing the Notes may delay or prevent an otherwise beneficial takeover attempt of us.

Certain provisions in the indenture governing the Notes may make it more difficult or expensive for a third party to acquire us. For example, the indenture governing the Notes will require us, except as described in this prospectus supplement, to repurchase the Notes for cash upon the occurrence of a fundamental change and, in certain circumstances, to increase the conversion rate for a holder that converts its Notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the Notes and/or increase the conversion rate, which could make it costlier for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

We may be subject to certain corporate-level taxes, which could adversely affect our cash flow and consequently adversely affect our ability to make payments on the Notes.

We currently are a RIC under Subchapter M of the Code for U.S. federal income tax purposes and intend to continue to qualify each year as a RIC. In order to qualify for tax treatment as a RIC, we generally must satisfy certain source-of-income, asset diversification and distribution requirements. As long as we so qualify, we will not be subject to U.S. federal income tax to the extent that we distribute investment company taxable income and net capital gain on a timely basis. We may, nonetheless, be subject to certain corporate-level taxes regardless of whether we continue to qualify as a RIC. Additionally, should we fail to qualify for RIC tax treatment, we would be subject to corporate-level taxes on all of our taxable income. The imposition of corporate-level taxes could adversely affect our cash flow and consequently adversely affect our ability to make payments on the Notes.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the Notes even though you do not receive a corresponding cash distribution.

The conversion rate of the Notes is subject to adjustment in certain circumstances, including the payment of cash dividends (excluding regular monthly cash dividends in an amount that does not exceed $0.165 per share). If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date or if we deliver a notice of redemption, under some circumstances, we will increase the conversion rate for Notes converted in connection with the make-whole fundamental change or notice of redemption, as the case may be. Such increase also may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material United States Federal Income Tax Consequences.” If you are a non-U.S. Holder (as defined below under “Material United States Federal Income Tax Consequences”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the Notes or any common stock received upon conversion thereof or from any proceeds of any subsequent sale, exchange or other disposition of such Notes (including the retirement of such Notes) or such common stock by such non-U.S. Holder or other funds or assets of such non-U.S. Holder. See “Material United States Federal Income Tax Consequences” in this prospectus supplement and the section titled “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other securityholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used in ways with which you may not agree or may not otherwise be considered appropriate. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest a portion of net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to us or our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, other than historical facts, may constitute “forward-looking statements.” These statements may relate, among other things, to future events or our future performance or financial condition, our business prospects and the prospects of our portfolio companies, actual and potential conflicts of interest with our Adviser and its affiliates, the use of borrowed money to finance our investments, the adequacy of our financing sources and working capital, and our ability to co-invest, among other factors. In some cases, you can identify forward-looking statements by terminology such as “estimate,” “may,” “might,” “believe,” “will,” “provided,” “anticipate,” “future,” “could,” “growth,” “plan,” “intend,” “expect,” “should,” “would,” “if,” “seek,” “possible,” “potential,” “likely” or the negative of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include:

•	changes in the economy and the capital markets, including stock price volatility, inflation, rising interest rates and risks of recession;

•	risks associated with negotiation and consummation of pending and future transactions;

•	the loss of one or more of our executive officers, in particular David Gladstone or Robert L. Marcotte;

•	changes in our investment objectives and strategy;

•	availability, terms (including the possibility of interest rate volatility) and deployment of capital;

•	changes in our industry, interest rates, exchange rates, regulation or the general economy;

•	our business prospects and the prospects of our portfolio companies;

•	the degree and nature of our competition;

•	changes in governmental regulations, tax rates and similar matters;

•	our ability to exit an investment in a timely manner;

•	our ability to maintain our qualification as a RIC and as a BDC; and

•

those factors described in the “Risk Factors” section of this prospectus supplement and under the heading “Risk Factors” in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from our historical performance. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports or other documents we have filed, or in the future may file, with the SEC, including subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

USE OF PROCEEDS

We estimate that net proceeds from the sale of $110,000,000 aggregate principal amount of the Notes in this offering will be approximately $    (or approximately $    if the underwriter fully exercises its overallotment option) after deducting the underwriting discounts and commissions of $    (or $    if the underwriter fully exercises its overallotment option) payable by us and estimated offering expenses of approximately $    payable by us.

We intend to use the proceeds from this offering to repay a portion of the amount outstanding under the Credit Facility and for other general corporate purposes. As of September 5, 2025, we had approximately $131.1 million of debt outstanding under the Credit Facility. Advances under the Credit Facility generally bear interest at SOFR plus (i) 2.60% per annum until October 31, 2027 and (ii) thereafter, 3.10% per annum through maturity on October 31, 2029. We intend to reborrow under our Credit Facility to redeem all or a portion of our outstanding 2026 Notes and 2028 Notes. The 2026 Notes bear interest at a rate of 5.125% per annum and mature on January 31, 2026. The 2028 Notes bear interest at a rate of 7.75% per annum and mature on September 1, 2028.

Pending such uses, we may invest a portion of the net proceeds of this offering in short-term investments, such as cash and cash equivalents, which we expect will earn yields substantially lower than the interest income that we anticipate receiving in respect of investments in accordance with our investment objectives.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025:

•	on an actual basis;

•	on a pro forma basis for the Additional Borrowings; and

•

on a pro forma as-adjusted basis to give effect to the sale of $110.0 million aggregate principal amount of the Notes and the application of the estimated net proceeds of the offering, after deducting underwriter’s discounts and commissions and estimated offering expenses of approximately $    million and $    million, respectively, payable by us (and assuming the underwriter’s overallotment option is not exercised). See “Use of Proceeds.”

		AS OF JUNE 30, 2025
	ACTUAL	PRO FORMA	PRO FORMA AS ADJUSTED ***
		(Unaudited)
		(Dollars in thousands)
Borrowings
Borrowings under line of credit, at cost	$27,500	$131,100	$
Notes payable, net	254,752	254,752
The Notes	—	—		110,000

Total borrowings	282,252	385,852
Preferred Stock, at liquidation preference
Series A Preferred Stock, $0.001 par value per share; $25 liquidation preference per share; 6,000,000 shares authorized, actual, as adjusted and pro forma as adjusted; 647,820 shares issued and outstanding, actual, as adjusted and pro forma as adjusted	$14,517	$14,517		$14,517
Net Assets Applicable to Common Stockholders
Common stock, $0.001 par value per share, 44,000,000 shares authorized, actual, as adjusted and pro forma as adjusted; 22,329,852 shares issued and outstanding, actual, pro forma and pro forma as adjusted*	44	44		44
Capital in excess of par value	494,631	494,631		494,631
Cumulative net unrealized depreciation of investments	(26,591)	(26,591)		(26,591)
Underdistributed net investment income	5,197	5,197		5,197
Accumulated net realized gains	1,173	1,173		1,173

Total Net Assets Available to Common Stockholders	$474,454	$474,454		$474,454

Total Capitalization**	$756,706	$860,306		$

*	None of these outstanding shares are held by us or for our account.
**	Excludes preferred stock
***

Assumes a total of $     of aggregate underwriting discounts and commissions and $     of estimated offering costs payable by us in connection with this offering will be capitalized and amortized over the life of the Notes.

The following are our outstanding classes of securities as of June 30, 2025.

TITLE OF CLASS	AMOUNT AUTHORIZED	AMOUNT HELD BY US OR FOR OUR ACCOUNT	AMOUNT OUTSTANDING (EXCLUSIVE OF AMOUNTS HELD BY US OR FOR OUR ACCOUNT)
Common Stock	44,000,000 shares	—	22,329,852 shares
6.25% Series A Cumulative Redeemable Preferred Stock	6,000,000 shares	—	647,820 shares
5.125% Notes due 2026	$150,000,000	—	$150,000,000
3.75% Notes due 2027	$50,000,000	—	$50,000,000
7.75% Notes due 2028	$57,000,000	—	$57,000,000

DESCRIPTION OF THE NOTES

The Notes will be issued under a base indenture dated as of November 6, 2018 and a sixth supplemental indenture thereto to be dated    , 2025, between us and U.S. Bank Trust Company, National Association, as trustee. We refer to the indenture and the sixth supplemental indenture collectively as the “indenture” and to U.S. Bank Trust Company, National Association as the “trustee.” The Notes are governed by the indenture, as required by federal law for all bonds and notes of companies that are publicly offered. An indenture is a contract between us and the financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “—Events of Default” below. Second, the trustee performs certain administrative duties for us with respect to the Notes.

This section includes a summary description of the material terms of the Notes and the indenture. Because this section is a summary, however, it does not describe every aspect of the Notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the Notes. The base indenture has been attached as an exhibit to the registration statement of which this prospectus supplement is a part and the sixth supplemental indenture will be attached as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference into this prospectus supplement, in each case, as filed or as will be filed with the SEC. See “Where You Can Find More Information” in this prospectus supplement for information on how to obtain a copy of the indenture.

For purposes of this Description of Notes, references to “we,” “our” and “us” refer only to Gladstone Capital Corporation and not to its subsidiaries.

General

The Notes will:

•	be our general unsecured obligations;

•	initially be limited to an aggregate principal amount of $110,000,000 (or $126,500,000 if the underwriter’s overallotment option is exercised in full);

•	bear cash interest from September , 2025 at an annual rate of % payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2026;

•

be subject to redemption at our option (subject to the “partial redemption limitation” described in “—Optional Redemption”), in whole or in part, on or after October 6, 2028 and on or before the 45th scheduled trading day immediately prior to the maturity date if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on October 1, 2030, unless earlier converted, redeemed or repurchased;

•	be issued in minimum denominations of $1,000 and integral multiples of $1,000; and

•

initially be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the Notes may be converted at an initial conversion rate of    shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $    per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of Notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described below under “—Conversion Rights—Settlement upon Conversion.” Upon conversion, unless you convert after the close of business on a record date for an interest payment but on or prior to the corresponding interest payment date, you will receive a cash payment representing accrued and unpaid interest to, but excluding, the conversion date.

The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption,” the indenture will not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. The Notes will not be guaranteed by any of our subsidiaries.

We may, without the consent of, or notice to, the holders, reopen the indenture for the Notes and issue additional Notes under the indenture with the same terms as the Notes offered hereby (other than differences in the issue date, issue price and interest accrued prior to the issue date of such additional Notes) in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional Notes will have one or more separate CUSIP numbers.

We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “Notes” in this prospectus supplement to refer to each $1,000 principal amount of Notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, $0.001 par value per share. References in this prospectus supplement to a “holder” or “holders” of Notes that are held through DTC are references to owners of beneficial interests in such Notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the Notes are registered (Cede & Co., in the case of Notes held through DTC) as the owner of such Notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and Cancellation

We will cause all Notes surrendered for payment, repurchase (including as described below), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All Notes delivered to the trustee shall be cancelled promptly by the trustee. Except for Notes surrendered for registration of transfer or exchange, no Notes shall be authenticated in exchange for any Notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), repurchase Notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any Notes so repurchased (other than Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Interest

The Notes will bear cash interest at a rate of     % per year until maturity. Interest on the Notes will accrue from September    , 2025 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on April 1 and October 1 of each year (each, an “interest payment date”), beginning on April 1, 2026.

Interest will be paid to the person in whose name a Note is registered at the close of business on March 15 or September 15 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described below under “—Events of Default.”

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on a regular record date in advance of each interest payment date, even if that person no longer owns the Note on the interest payment date. Because we will pay all the interest for an interest period to the holders on the regular record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.

Payments on Global Securities

We will make payments on the Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Book-Entry Procedures” below.

Payments on Certificated Securities

In the event the Notes become represented by certificated securities, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date to the holder of the Notes as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, at the office of the applicable trustee in St. Paul, Minnesota and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the Note.

We will pay any interest that becomes due on Notes represented by certificated securities (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to the holders of these Notes and (ii) to holders having an aggregate principal amount of more than $2,000,000, either by check mailed to each holder or, upon application by such a holder to the securities registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States if such holder has provided us, the trustee or the paying agent (if other than the trustee) with the requisite information necessary to make such wire transfer. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or, in the case of a payment under the indenture, the place of payment is authorized or required by law or executive order to close or be closed.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Ranking

The Notes will be our direct unsecured obligations and will rank:

•	pari passu with our existing and future unsecured, unsubordinated indebtedness, including the Existing Notes;

•	senior to our Series A Preferred Stock and any series of preferred stock that we may issue in the future;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the Notes;

•

effectively subordinated to any future secured indebtedness of Gladstone Capital Corporation (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and any other future subsidiaries of Gladstone Capital Corporation, including borrowings under the Credit Facility.

As of June 30, 2025, after giving effect to the Additional Borrowings, the principal amount of our total consolidated indebtedness for borrowed money would have been $388.1 million, all of which would have been senior indebtedness and of which an aggregate of $131.1 million was secured indebtedness of our subsidiary under the Credit Facility. As of June 30, 2025, after giving effect to the Additional Borrowings and the issuance of the Notes (assuming no exercise of the underwriter’s overallotment option) and the use of proceeds therefrom, the principal amount of our total consolidated indebtedness for borrowed money would have been $     million.

Optional Redemption

No “sinking fund” is provided for the Notes, which means that we are not required to redeem or retire the Notes periodically. Prior to October 6, 2028, the Notes will not be redeemable. On a redemption date on or after October 6, 2028 and on or before the 45th scheduled trading day immediately prior to the maturity date, we may redeem for cash all or any portion of the Notes (subject to the partial redemption limitation set forth below), at our option, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. In the case of any optional redemption, we will provide not less than 45 nor more than 65 scheduled trading days’ written notice before the redemption date to the trustee, the paying agent (if other than the trustee), the conversion agent (if other than the trustee) and each holder of Notes, and the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date on such interest payment date, and the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed). The redemption date must be a business day. A “redemption period” shall be the period from, and including, the date of issuance of a notice of redemption until the close of business on the scheduled trading day immediately preceding the redemption date (or, if we default in the payment of the redemption price, until the redemption price has been paid or duly provided for). If a holder elects to convert Notes during a redemption period, we will, under certain circumstances, increase the conversion rate for such Notes as described below under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.”

The “last reported sale price” of our common stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock (or such other security) is traded. If our common stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock (or such other security) is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

Except for purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the Nasdaq Global Select Market or, if our common stock (or such other security) is not then listed on the Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

If we elect to redeem fewer than all of the outstanding Notes, at least $50,000,000 aggregate principal amount of Notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant notice of redemption (such requirement, the “partial redemption limitation”). If we decide to redeem fewer than all of the outstanding Notes and the Notes to be redeemed are global notes, the Notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If we decide to redeem fewer than all of the outstanding Notes and the Notes to be redeemed are not global notes then held by DTC, the trustee will select the Notes to be redeemed (in principal amounts of $1,000 or an integral multiple thereof) by lot, on a pro rata basis or by another method the trustee considers to be fair and appropriate.

If the trustee (or DTC, with respect to global Notes) selects a portion of your Notes for partial redemption and you convert a portion of the same Notes, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

No Notes may be redeemed if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such Notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their Notes at the conversion rate.

The conversion rate will initially be    shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $    per share of common stock). Upon conversion of a Note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below under “—Settlement upon Conversion”) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

Upon conversion, unless you convert after the close of business on a regular record date for an interest payment but on or prior to the corresponding interest payment date, you will receive a cash payment representing accrued and unpaid interest to, but excluding, the conversion date. If Notes are converted after the close of business on a regular record date for the payment of interest, holders of such Notes at the close of business on such regular record date will receive the full amount of interest payable on such Notes on the corresponding interest payment date notwithstanding the conversion.

We will not issue fractional shares of our common stock upon conversion of Notes. Instead, we will pay cash in lieu of delivering any fractional share as described below under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a Note is convertible will be deemed to satisfy in full our obligation to pay the principal amount of the Note.

Certain Distributions Notice

If, prior to the close of business on the business day immediately preceding July 1, 2030, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance (determined in accordance with the provisions described in the third paragraph of clause (2) under “—Conversion Rate Adjustments” below); or

•

distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the Notes, the trustee and the conversion agent (if other than the trustee) at least 45 scheduled trading days prior to the ex-dividend date for such issuance or distribution.

Certain Corporate Events Notice

We will notify in writing holders, the trustee and the conversion agent (if other than the trustee) of any transaction or event that constitutes a “fundamental change” (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined below under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”) that occurs prior to the close of business on the business day immediately preceding the maturity date or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets that occurs prior to the close of business on the business day immediately preceding the maturity date, in each case, pursuant to which our common stock would be converted into cash, securities or other assets no later than the effective date of such transaction.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note (at which time such conversion will become irrevocable) and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the Notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Note, or a facsimile of the conversion notice;

•	deliver the conversion notice and the Note to the conversion agent (at which time such conversion will become irrevocable);

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the Notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a Note, the holder may not surrender that Note for conversion until the holder has validly withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its Notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the Notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after July 1, 2030, and all conversions for which the relevant conversion date occurs during a redemption period, will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs during a redemption period, and any conversions for which the relevant conversion date occurs on or after July 1, 2030, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for Notes converted on one conversion date to settle conversions in physical settlement, and choose for Notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will deliver written notice to holders so converting, the trustee and the conversion agent (if other than the trustee) of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs (i) during a redemption period, in the related notice of redemption or (ii) on or after July 1, 2030, no later than July 1, 2030). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or combination settlement and we will be deemed to have elected physical settlement in respect of our conversion obligation, as described below. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of Notes, such specified dollar amount will be deemed to be $1,000.

Settlement amounts will be computed as follows:

•

if we elect physical settlement (or are deemed to have elected), we will deliver to the converting holder in respect of each $1,000 principal amount of Notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

•

if we elect combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of Notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 40 consecutive trading days during the relevant observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the relevant observation period, 1/40th of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GLAD <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any Note surrendered for conversion means:

•

subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to July 1, 2030, the 40 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

•

if the relevant conversion date occurs during a redemption period, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the related redemption date; and

•

subject to the immediately preceding bullet, if the relevant conversion date occurs on or after July 1, 2030, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the Nasdaq Global Select Market or, if our common stock is not then listed on the Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

If more than one Note is surrendered for conversion at any one time by the same holder, the conversion obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes surrendered.

Except as described below under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date, if we elect physical settlement, or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any Notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Notwithstanding anything to the contrary herein, no holder shall be entitled to receive shares of common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 5.0% of the shares of common stock outstanding at such time (the “Limitation”). Any purported delivery of shares of common stock upon conversion of Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than the Limitation. If any delivery of shares of common stock owed to a holder upon conversion of Notes is not made, in whole or in part, as a result of the Limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives us notice that such delivery would not result in it being the beneficial owner of more than 5.0% of the shares of common stock outstanding at such time. The Limitation shall no longer apply following the effective date of any fundamental change. The Trustee shall have no obligation to monitor any holder or beneficial owner’s compliance with the Limitation.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the Notes, in any of the transactions described below without having to convert their Notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of Notes held by such holder.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1

OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X

OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;
X=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—General—Certain Distributions Notice,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)  If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•

dividends, distributions or issuances as to which an adjustment was effected (or would be effected without giving effect to the “deferral exception” (as defined below)) pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0

SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0

MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1 =	the conversion rate in effect immediately after the end of the valuation period;
FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Optional Redemption” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and
MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of Notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of Notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day. If any dividend or distribution that constitutes a spin-off is declared but not so paid or made, the conversion rate shall be immediately decreased, effective as of the date our board of directors or a committee thereof determines not to pay or make such dividend or distribution to the conversion rate that would then be in effect if such dividend or distribution had not been declared or announced.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, other than a regular, monthly cash dividend that does not exceed $0.165 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 – T

SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

T =	the initial dividend threshold; provided that if the dividend or distribution is not a regular monthly cash dividend, the initial dividend threshold will be deemed to be zero; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the conversion rate under this clause (4).

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)  If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of Notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of Notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day of such observation period.

If we are obligated to purchase our common stock pursuant to any such tender or exchange offer described in this clause (5) but we are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, then the conversion rate will be decreased to be the conversion rate that would then be in effect if such tender or exchange offer had not been made or had been made on in respect of the purchases that have been effected.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its Notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described above under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to any applicable stock exchange listing rules, we are permitted to increase the conversion rate of the Notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. Subject to any applicable stock exchange listing rules, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States Federal Income Tax Consequences.”

If we have a rights plan in effect upon conversion of the Notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not currently have a rights plan in effect.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger, combination or similar transaction involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “share exchange event”), then, at and after the effective time of such share exchange event, the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive (the “reference property”) upon such share exchange event. However, at and after the effective time of the share exchange event, (i) we, or the successor or purchasing corporation, as the case may be, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the Notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the Notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such share exchange event and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such share exchange event. If the share exchange event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described above under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”), multiplied by the price paid per share of common stock in such share exchange event and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the second business day immediately following the conversion date. We will notify in writing holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the Notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such share exchange event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their Notes upon a fundamental change as described below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such share exchange event unless its terms are consistent with the foregoing.

In connection with any share exchange event, the initial dividend threshold shall be subject to adjustment as described in the next three bullets below, as the case may be.

•

In the case of a share exchange event in which the reference property (determined, as appropriate, pursuant to the first two paragraphs of this “—Recapitalizations, Reclassifications and Changes of Our Common Stock” section and excluding any dissenters’ appraisal rights) is composed entirely of shares of common stock or American depositary receipts (or other interests) in respect thereof (the “share exchange common stock”), the initial dividend threshold at and after the effective time of such share exchange event shall be equal to (x) the initial dividend threshold immediately prior to the effective time of such share exchange event, divided by (y) the number of shares of share exchange common stock that a holder of one share of common stock would receive in such share exchange event (such quotient rounded down to the nearest cent).

•

In the case of a share exchange event in which the reference property (determined, as appropriate, pursuant to the first two paragraphs of this “—Recapitalizations, Reclassifications and Changes of Our Common Stock” section and excluding any dissenters’ appraisal rights) is composed in part of shares of share exchange common stock, the initial dividend threshold at and after the effective time of such share exchange event shall be equal to (x) the initial dividend threshold immediately prior to the effective time of such share exchange event, multiplied by (y) the share exchange valuation percentage for such share exchange event (such product rounded down to the nearest cent).

•

For the avoidance of doubt, in the case of a share exchange event in which the reference property (determined, as appropriate, pursuant to the first two paragraphs of this “—Recapitalizations, Reclassifications and Changes of Our Common Stock” section and excluding any dissenters’ appraisal rights) is composed entirely of consideration other than shares of common stock or American depositary receipts (or other interests) in respect thereof, the initial dividend threshold at and after the effective time of such share exchange event shall be equal to zero.

As used in this section, “share exchange valuation percentage”, for any share exchange event shall be equal to (x) the arithmetic average of the last reported sale prices of one share of the share exchange common stock in respect of such share exchange event over the relevant share exchange valuation period (determined as if references to “common stock” in the definition of “last reported sale price” were references to the “share exchange common stock” for such share exchange event), divided by (y) the arithmetic average of the last reported sale prices of one share of common stock over the relevant share exchange valuation period.

As used in this section, the “share exchange valuation period” for any share exchange event means the five consecutive trading day period immediately preceding, but excluding, the effective date for such share exchange event.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the period, if any, for determining the “stock price” for purposes of a make-whole fundamental change or notice of redemption, as the case may be), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, upon the earliest to occur of (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; (ii) on the conversion date for any conversions of Notes (in the case of physical settlement); (iii) on each trading day of any observation period related to any conversion of Notes (in the case of cash settlement or combination settlement; (iv) July 1, 2030; (v) on any date on which we deliver a notice of redemption; and (vi) on the effective date of any fundamental change and/or make-whole fundamental change, in each case, unless the adjustment has already been made. We refer to the provision described in this paragraph as the “deferral exception.”

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption

If (i)(a) the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the Notes or if (b) we deliver a notice of redemption as described above under “—Optional Redemption” and (ii) a holder elects to convert its Notes in connection with such make-whole fundamental change or notice of redemption, as the case may be, we will, under certain circumstances, increase the conversion rate for the Notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of Notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the relevant notice of conversion of the Notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”). A conversion of Notes will be deemed for these purposes to be “in connection with” a notice of redemption if the relevant notice of conversion of the Notes is received by the conversion agent during the related redemption period.

Upon surrender of Notes for conversion in connection with a make-whole fundamental change or a notice of redemption, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described above under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of Notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the conversion rate (including any increase to reflect the additional shares as described), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the second business day following the conversion date. We will notify in writing holders, the trustee and the conversion agent (if other than the trustee) of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective or the date we deliver the notice of redemption, as the case may be (in each case the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change or determined with respect to the notice of redemption, as the case may be. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five-trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or notice of redemption, as the case may be. In the event that a conversion in connection with a make-whole fundamental change would also be deemed to be in connection with a notice of redemption, a holder of the Notes to be converted will be entitled to a single increase to the conversion rate with respect to the first to occur of the effective date of the applicable make-whole fundamental change or the date we deliver the applicable notice of redemption, and the later event will be deemed not to have occurred for purposes of this section.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of Notes for each stock price and effective date set forth below:

Stock Price

Effective Date

September , 2025
October 1, 2026
October 1, 2027
October 1, 2028
October 1, 2029
October 1, 2030

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year.

•

If the stock price is greater than $    per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $    per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Notes exceed    shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for Notes converted in connection with a make-whole fundamental change or a notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their Notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)

our common stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the Notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate as a result of the fundamental change (or related make-whole fundamental change);

•

that the Notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder validly withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the Notes to be repurchased, duly endorsed for transfer, or effect book entry transfer of the Notes together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your Notes to be delivered for repurchase;

•	the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

If the Notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the Notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the Notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the Notes on the fundamental change repurchase date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the Notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No Notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such Notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Supplementary Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the Notes or to repurchase the Notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the Notes.” If we fail to repurchase the Notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the Notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the Notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the Notes of such holder as described above.

Events of Default

Each of the following is an “event of default” with respect to the Notes:

(1)	default in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the Notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4)

our failure to give a fundamental change notice as described above under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” a notice of corporate transaction as described above under “Conversion Rights—Certain Corporate Events Notice,” or a notice of distribution as described above under “—Conversion Rights—Certain Distributions Notice,” in each case, when due;

(5)	our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6)

our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or indenture;

(7)

default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(8)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X;

(9)

a final judgment or judgments for the payment of $30,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(10)	our failure to comply with our obligations under “—Covenants—Investment Company Act”.

If an event of default occurs and is continuing, the trustee by written notice to us may, or the holders of at least 25% in principal amount of the outstanding Notes by notice to us and the trustee, may, declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately, without any action on the part of the trustee. If an event of default occurs and is continuing, the trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or the indenture. The trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Covenants—Reports” below, will, for the first 365 days, after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at a rate equal to (i) 0.25% per annum of the principal amount of the Notes outstanding for each day during the first 180 days during which such event is continuing beginning on, and including, the date on which such an event of default occurs, and (ii) 0.50% per annum of the principal amount of the Notes outstanding from the 181st day to, and including the 365th day following the occurrence of an event of default, so long as such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 366th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 366th day), the Notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the Notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify in writing all holders of Notes, the trustee and the paying agent of such election prior to the beginning of such 365-day period. Upon our failure to timely give such notice, the Notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the Notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the Notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price and the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its Notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered, and if requested, provided, to the trustee indemnity and/or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the Notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the trustee to pursue the remedy;

(3)	such holders have offered, and if requested, provided to, the trustee security and/or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security and/or indemnity; and

(5)

the holders of a majority in principal amount of the outstanding Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or if it is not provided with security and/or indemnity to its satisfaction and may take any other action it deems proper that is not inconsistent with any such direction received from holders. In addition, the trustee will not be required to expend its own funds under any circumstances.

The indenture will provide that in the event an event of default has occurred and is continuing, and if a responsible officer of the trustee has received written notice or actual knowledge of such event, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to the trustee against any loss, liability or expense caused by taking or not taking such action.

The indenture will provide that if a default or event of default occurs and is continuing and is notified in writing to a responsible officer of the trustee, the trustee shall deliver to each holder notice of the default within 90 days after it receives written notice or obtains such knowledge. Except in the case of a default in the payment of principal of or interest on any Note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default or event of default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification or Waiver

Subject to certain exceptions, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment or supplement may, among other things:

(1)	reduce the principal amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal amount of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)

reduce the redemption price or the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money, or at a place of payment, other than that stated in the note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

We and the trustee may amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder;

(7)

in connection with any transaction described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(8)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(9)	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders (with a copy to the trustee) a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture and the notes by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

The Notes are not subject to defeasance.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the Notes and the conversion rate of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to each of the trustee, the paying agent and the conversion agent, and each of the trustee, paying agent and the conversion agent has no duty to verify such calculations and is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon the request of that holder.

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants apply to the Notes:

Investment Company Act

We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act. Currently, these provisions generally prohibit us from incurring additional debt or issuing additional debt or preferred securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR or such successor, it being understood that the trustee shall not be responsible for determining whether such filings have been made.

Trustee

U.S. Bank Trust Company, National Association serves as the trustee, paying agent, security registrar and conversion agent under the indenture, as successor in interest to U.S. Bank National Association. U.S. Bank Trust Company, National Association is also the trustee, security registrar and paying agent for the Existing Notes. In addition, we may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture will provide that it and the Notes, and any claim, controversy or dispute arising under or related to the indenture or the Notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry Procedures

The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each issuance of the Notes, in the aggregate principal amount thereof, and will be deposited with DTC. Interests in the Notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s Ratings Services’ rating of AA+. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each security, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of

Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a Beneficial Owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Notes has occurred and is continuing and such Beneficial Owner requests that its Notes be issued in physical, certificated form.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

UNDERWRITING

We are offering the Notes described in this prospectus supplement and the accompanying prospectus through the underwriter listed below. The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the principal amount of Notes listed opposite its name below. The underwriter is committed to purchase and pay for all of the Notes if any are purchased, other than those Notes covered by the overallotment option described below.

Underwriter	Principal Amount of Notes
Oppenheimer & Co. Inc.	$

Total		$110,000,000

The underwriter has advised us that they propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriter may offer the Notes to selected dealers at the public offering price minus a concession of up to % of the principal amount. After the initial offering, the underwriter may change the public offering price and any other selling terms. The underwriter may offer and sell Notes through certain of its affiliates.

We expect to deliver the Notes against payment for the Notes on or about     , 2025, which will be the second business day following the initial trade date for the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the business day preceding the settlement date should consult their own advisors.

We have granted to the underwriter an option to purchase, exercisable within a 30-day period from the date of this prospectus supplement, up to an additional $16,500,000 principal amount of Notes from us solely to cover overallotments. If any additional notes are purchased with this option, the underwriter will offer such additional Notes on the same terms as those on which the Notes are being offered.

The table below summarizes the underwriting discounts and commissions that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the overallotment option.

	Per Note	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of this offering payable by us (other than the underwriting discounts and commissions set forth in the table above) will be approximately $    .

We, the Adviser and the Administrator have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

New Issue of Notes

The Notes are a new issue of securities, and there is currently no established trading market for such Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system.

The underwriter has advised us that they intend to make a market in the Notes, but it is not obligated to do so. The underwriter may discontinue any market-making in the Notes at any time in its sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes. If an active trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial public offering price depending on prevailing interest rates, the market for similar securities, our performance and other factors.

No Sales of Similar Securities

We and each of our directors and our executive officers have agreed that, for a period of 30 days from the date of this prospectus supplement (the “Lock-Up Period”), neither we nor they will, without the prior consent of Oppenheimer & Co. Inc., offer, pledge, sell (or enter into any agreement to offer or sell), grant any option, right or warrant to purchase, lend or otherwise dispose of or transfer, directly or indirectly, any shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, or publicly announce an intention to do any of the foregoing.

Notwithstanding the above, the underwriter has agreed in the underwriting agreement that the lock-up agreement applicable to us does not apply to the:

(i)

filing of a registration statement with the SEC in respect of such common stock or securities, provided that we provide Oppenheimer & Co. Inc. with at least three business days advance written notice and do not enter into any transaction described in the preceding paragraph during the Lock-Up Period;

(ii)	sale of the securities in this offering, or the issuance by us of any shares of our common stock upon the conversion thereof;

(iii)	issuance of shares of common stock pursuant to any dividend reinvestment plan described in this prospectus supplement or the accompanying prospectus;

(iv)	issuance of debt securities in a registered or private offering; or

(v)	borrowings under our credit facilities.

In addition, notwithstanding the lock-up agreements applicable to our directors and our executive officers, subject to certain conditions and exceptions, the underwriter has agreed that such directors and executive officers may transfer shares of common stock:

(i)	by will or under the laws of descent;

(ii)	transfers as a bona fide gift or gifts, including to charitable organizations or charitable trusts;

(iii)	transfers by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;

(iv)

the entry into any contract, instruction or plan complying with Rule 10b5-1 of the Exchange Act (“10b5-1 Plan”), provided that sales under any such new 10b5-1 Plan do not occur during the Lock-Up Period and the entry into such plan is not required to be reported in any public report or filing with the SEC and no such filing is made voluntarily;

(v)

transfers by the undersigned to an immediate family member of the lock-up party or to a trust, the beneficiaries of which are exclusively the lock-up party or a member or members of his or her immediate family;

(vi)	transfers made as a distribution to stockholders, partners or members of the lock-up party;

(vii)	transactions in any securities acquired by the lock-up party after the completion of this offering in the open market;

(viii)

transfers made pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors and made to all holders of our capital stock involving a change of control (including, without limitation, the entry into any lock-up, voting or similar agreement pursuant to which the lock-up party may agree to transfer, sell, tender or otherwise dispose of common stock or other such securities in connection with such transaction, or vote any common stock or other such securities in favor of any such transaction); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the lock-up securities owned by the lock-up party shall remain subject to the provisions of the lock-up agreement; or

(ix)	with the prior written consent of Oppenheimer & Co. Inc.

Price Stabilization and Short Positions; Repurchase of Common Stock

In connection with the offering of the Notes, the underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions in the Notes and our common stock. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the Notes or our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes or our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

These acquisitions could have the effect of raising or maintaining the market price of our common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of our common stock. See “Use of Proceeds.”

Affiliations

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter may in the future receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business addresses of the underwriter is: Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriter or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriter may allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus is available on the Internet websites maintained by the underwriter. Other than the prospectus in electronic format, the information on the website of the underwriter is not part of this prospectus supplement or the accompanying prospectus.

Selling Restrictions

European Economic Area

Following implementation of Directive 2011/61/EU of the European Parliament and of the Council dated 8 June 2011 on Alternative Investment Fund Managers, as implemented in any relevant jurisdiction, together with Commission Delegated Regulation (EU) No 231/2013, as well as any similar or supplementary law, rule or regulation, in each case as amended from time to time, including as implemented in the United Kingdom pursuant to applicable legislation including the UK Alternative Investment Fund Managers Regulations 2013/1773, and retained and amended from time to time. (the “AIFMD”) incorporated elsewhere in the prospectus, the offering or placement of Notes to or with investors domiciled or with a registered office in an EEA Member State may be restricted or prohibited under national law in that EEA Member State, or may be permitted only if the alternative investment fund manager (the “AIFM”) complies with certain procedural and substantive obligations. The inclusion of an offering legend in respect of any EEA Member State does not imply that an offering or placement of Notes has been or will be made to or with investors domiciled or with a registered office in that EEA Member State; any such offering or placement will be made only where: (i) this is permitted under national law; and (ii) the AIFM elects to comply with all relevant procedural and substantive obligations relating to the offering or placement of Notes.

Notwithstanding the foregoing paragraph, the AIFMD does not restrict an EEA-based investor from investing in the Company on its own initiative. This prospectus may be provided to an investor who is domiciled or has a registered office in an EEA jurisdiction in response to an own-initiative request, even where the Notes are not otherwise being offered or placed to or with investors based in that EEA Member State at the initiative or on behalf of the AIFM.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For the purposes of this provision: (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”), and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

United Kingdom

Following implementation of the AIFMD, the offering or placement of Notes to or with investors domiciled or with a registered office in the United Kingdom may be restricted or prohibited under the law in the United Kingdom, or may be permitted only if the AIFM complies with certain procedural and substantive obligations. The inclusion of an offering legend in respect of the United Kingdom does not imply that an offering or placement of Notes has been or will be made to or with investors domiciled or with a registered office in the United Kingdom; any such offering or placement will be made only where: (i) this is permitted under national law; and (ii) the AIFM elects to comply with all relevant procedural and substantive obligations relating to the offering or placement of Notes.

Notwithstanding the foregoing paragraph, the AIFMD does not restrict a UK-based investor from investing in the Fund on its own initiative. This prospectus may be provided to an investor who is domiciled or has a registered office in the United Kingdom in response to an own-initiative request, even where the Notes are not otherwise being offered or placed to or with investors based in the United Kingdom at the initiative or on behalf of the AIFM.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision: (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of MiFID II as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the Insurance Distribution Directive as it forms part of domestic law by virtue of the EUWA, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently, no key information document required by PRIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement, the accompanying prospectus and any other material in relation to the Notes are only being distributed to, and are directed only at, persons in the United Kingdom who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or Article 14(5) of the Financial Services And Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended (the “Promotion of CIS Order”) , or (ii) high net worth entities or other persons falling within Articles 49(2) of the Financial Promotion Order or Article 22(2) of the Promotion of CIS Order, or (iii) persons to whom it would otherwise be lawful to distribute the aforementioned materials, all such persons together being referred to as “Relevant Persons”. The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus or its contents. The Notes are not being offered to the public in the United Kingdom.

In addition, in the United Kingdom, the underwriter has represented and agreed the Notes may not be offered other than by an underwriter that: has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Any person who is in any doubt about an investment in the Notes should consult an authorized person specializing in advising on participation in unregulated collective investment schemes. It is the responsibility of the prospective investors to satisfy themselves as to full compliance with the relevant laws and regulations of any territory in connection with any application to participate in an investment in the Notes, including obtaining any requisite governmental or other consent and adhering to any other formality prescribed in such territory.

Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Israel

No action has been, or will be, taken in Israel that would permit an offering of the Notes or a distribution of this prospectus supplement and the accompanying prospectus to the public in Israel. In particular, neither the prospectus supplement nor the accompanying prospectus has been reviewed or approved by the Israel Securities Authority. The Notes are being offered to a limited number of qualified investors listed on the first addendum of the Securities Law (a “Qualified Investor”), in all cases under the circumstances that will fall within the private placement exemption of the Israeli Securities Law of 1968 (“Securities Law”). This prospectus supplement and the accompanying prospectus may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been sent. Any investor in the Notes shall be required to declare in writing prior to such purchase that it qualifies as a Qualified Investor, agrees to be deemed a Qualified Investor, and is aware of the consequences of being classified as a Qualified Investor, that it will comply with the guidelines of the Israel Securities Authority with respect to the sale or offer of securities to Qualified Investors (including those published on September 21, 2014), and that it is purchasing the Notes for its own benefit and on its own account and not with the aim or intention of distributing or offering the Notes to other parties. Nothing in this prospectus supplement or the accompanying prospectus should be considered “investment advice”, or “investment marketing” as defined in the Regulation of Investment Advice, Investment Marketing and Portfolio Management Law of 1995. Any investor who purchases the Notes shall be required to declare in writing that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the Notes, without relying on any of the materials provided.

Switzerland

Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax consequences of acquiring, owning, converting and disposing of the Notes and holding and disposing of the shares of common stock into which the Notes may be converted. The discussion is based upon the Code; current, temporary and proposed U.S. Treasury Regulations issued thereunder (the “Treasury Regulations”); the legislative history of the Code; Internal Revenue Service (“IRS”) rulings, pronouncements, interpretations and practices; and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes or shares of common stock into which the Notes may be converted. This discussion is limited to persons purchasing the Notes for cash at original issue at their “issue price” (generally, the first price at which a substantial portion of the Notes is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). Furthermore, this discussion assumes that each holder holds the Notes and shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not reflect every possible tax outcome or consequence that could result from acquiring, owning, converting or disposing of the Notes or shares of common stock. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances (such as the effects of Section 451(b) of the Code, or any alternative minimum tax consequences or Medicare contribution tax consequences). For example, special rules not discussed here may apply to you if you are:

•	a broker-dealer, dealer or trader in securities or currencies;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	an S corporation;

•	a bank, thrift or other financial institution;

•	a regulated investment company, a real estate investment trust or other financial conduit entity (or shareholder of such entity);

•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;

•	an insurance company;

•	a tax-exempt organization, retirement plan, individual retirement account or tax deferred account;

•	subject to the alternative minimum tax provisions of the Code or the base erosion and anti-abuse tax;

•	a holder of any of our indebtedness that is repaid or repurchased substantially simultaneously with this offering;

•	holding the Notes or shares of common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	holding the Notes or shares of common stock through a partnership or other pass-through entity;

•	a “United States person” (within the meaning of the Code) whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate or former long-term resident.

In addition, this discussion does not reflect state, local or non-U.S. tax consequences that may apply to you based on your particular circumstances and residence. This discussion also does not address any U.S. federal tax consequences, such as the estate tax or gift tax, other than U.S. federal income tax consequences. You are urged to consult your tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences, which may result from your acquisition, ownership, conversion or disposition of the Notes or shares of common stock.

This summary assumes we are not and have not been a “United States real property holding corporation” for U.S. federal income tax purposes during the shorter of a non-U.S. Holder’s (as defined below) holding period or the five-year period ending on the date of disposition of Notes or common stock, as the case may be.

We have not sought, nor will we seek, a ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership, disposition or conversion of the Notes or the ownership or disposition of the shares of common stock into which the Notes may be converted or that any such position would not be sustained.

As used herein, “U.S. Holder” means a beneficial owner of the Notes or shares of common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of the Code) that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, “non-U.S. Holder” means a beneficial owner of the Notes or shares of common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes or shares of common stock, the tax treatment of an owner of such entity generally will depend upon the status of the owner and the activities of the entity. If you are an owner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes, you are urged to consult your tax advisor regarding the tax consequences of the entity’s purchase, ownership, conversion and disposition of the Notes or shares of common stock. This discussion does not address the special treatment under U.S. federal income tax law that could result if we invested in tax-exempt securities or certain other investment assets.

Prospective holders considering purchasing the Notes are urged to consult their tax advisors concerning the application of the U.S. federal tax laws to their individual circumstances, as well as any consequences to such holders relating to purchasing, owning, converting and disposing of the Notes or shares of common stock under the laws of any other taxing jurisdiction.

THIS SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. BOTH U.S. AND NON-U.S. HOLDERS CONSIDERING THE PURCHASE OF NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF THE NOTES OR THE SHARES OF COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE ARISING UNDER U.S. FEDERAL NON-INCOME, ESTATE, GIFT TAX OR MEDICARE CONTRIBUTION TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Additional Amounts. We may be required to make payments of additional interest to holders of the Notes if we do not make required filings with the trustee or the SEC or if we fail to comply with certain reporting and information delivery obligations, as described under “Description of the Notes—Events of Default” and “Description of the Notes—Covenants—Reports.” Although the issue is not free from doubt, we intend to take the position that the foregoing contingencies do not cause the Notes to be treated as contingent payment debt instruments because there is only a remote possibility that we would be required to pay such additional amounts, or that if such additional amounts were required to be paid, it would be an incidental amount. However, our position that the Notes are not contingent payment debt instruments is not binding on the IRS and there can be no assurance that the IRS or a court will agree with such position. Assuming such position is respected, a U.S. Holder would generally be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS takes the contrary position that the Notes are treated as contingent payment debt instruments, U.S. Holders could be required to accrue interest income at a rate higher than their stated interest rate and to treat as ordinary income, rather than as capital gain, any gain recognized on a sale, exchange, retirement, redemption, or other disposition of the Notes (including any gain realized on the conversion of the Notes). Holders are urged to consult their tax advisors regarding the tax consequences of the Notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

For the material U.S. federal income tax consequences of the holding and disposition of shares of common stock into which the Notes may be converted, see “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus.

U.S. Holders

If you are not a U.S. Holder, this section does not apply to you.

Payments of Stated Interest. A U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the Notes in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount. The Notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID with respect to a Note generally is equal to the excess of its stated redemption price at maturity over its issue price, subject to the de minimis exception discussed below. For U.S. federal income tax purposes, the “issue price” of the Notes will equal the first price at which a substantial amount of the Notes are sold to investors, excluding sales to bond houses, brokers, or similar persons or persons acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of the Notes is equal to the sum of all amounts a holder is entitled to receive from us on the Notes other than “qualified stated interest.” Generally, an interest payment on a debt instrument is “qualified stated interest” if: (i) it is part of a series of stated interest payments on a debt instrument, (ii) that are unconditionally payable at least annually, (iii) at a single fixed rate applied to the outstanding principal amount of the debt instrument. Under a “de minimis exception,” if the difference between a Note’s stated redemption price at maturity and its issue price is less than 1/4 of 1% of the Note’s stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity date, the Note will not be considered to have OID. If the Notes are issued with less than a de minimis amount of OID, the U.S. Holder generally will include this de minimis discount in income as capital gain on a pro rata basis as principal payments are made on the Notes.

If the Notes are issued with OID in excess of the de minimis exception, a U.S. Holder generally will be required to include the OID in gross income, as ordinary income, as the OID accrues on a constant yield basis, in advance of the receipt of the cash payment attributable to the OID, regardless of such U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. The amount of OID that a U.S. Holder must include in gross income for each taxable year is the sum of the daily portions of OID that accrue on the U.S. Holder’s Notes for each day of the taxable year during which the U.S. Holder holds the Notes. The daily portion of OID is determined by allocating to each day of an accrual period (generally, the period between interest payment dates or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period is the product of the “adjusted issue price” of the Notes at the beginning of the accrual period multiplied by the yield to maturity of the Notes (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to reflect the length of the accrual period), reduced by the amount of any stated interest allocable to such accrual period. The adjusted issue price of the Notes at the beginning of an accrual period generally will equal their issue price, increased by the aggregate amount of OID that has accrued on the Notes in all prior accrual periods. The amount of OID included in a U.S. Holder’s gross income will increase the U.S. Holder’s adjusted tax basis in the Notes. Under these rules, a U.S. Holder will have to include increasingly greater amounts of OID over such U.S. Holder’s holding period in the Notes. U.S. Holders are urged to consult their tax advisors concerning the consequences of, and accrual of, OID on the Notes.

A U.S. Holder generally may irrevocably elect to treat all interest on the Notes as OID and calculate the amount includible in income using a constant yield basis. U.S. Holders are urged to consult their tax advisors regarding this election.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes. Except as provided below under “—Conversion of Notes,” a U.S. Holder will generally recognize capital gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, equal to the difference between the sum of cash plus the fair market value of any other property received upon such disposition (excluding any amount attributable to accrued but unpaid interest, which will be treated as ordinary income to the extent not previously included in income) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note will generally be equal to the amount that the U.S. Holder paid for the Note, plus the amount, if any, included in income as OID or a dividend by the U.S. Holder on an adjustment (or failure make an adjustment) to the conversion rate of the Note, as described in “—Constructive Distributions” below. If, at the time of the sale, exchange, redemption, retirement or other taxable disposition of a Note, the U.S. Holder has held the Note for more than one year, such gain or loss will generally be long-term capital gain or loss; otherwise such gain or loss will generally be short term capital gain or loss. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate of U.S. federal income tax. A U.S. Holder’s ability to deduct capital losses is subject to limitations.

Conversion of Notes. If a U.S. Holder presents a Note for conversion, such U.S. Holder may receive solely cash, solely common stock or a combination of cash and common stock in exchange for such Note, depending upon our chosen settlement method.

If a U.S. Holder receives solely common stock (and, if applicable, cash in lieu of a fractional share) in exchange for the Notes upon conversion, the U.S. Holder generally will not recognize gain or loss upon the conversion of the Notes into common stock, except to the extent of (i) cash received in lieu of a fractional share and (ii) amounts received with respect to accrued interest (which will be treated as ordinary income to the extent not previously included in income), subject to the discussion under “—Constructive Distributions” below (regarding the possibility that an adjustment to the conversion rate of a Note converted in connection with a make-whole fundamental change or notice of redemption may be treated as a taxable stock dividend). The amount of gain or loss a U.S. Holder will recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the Note that is allocable to the fractional share. Any such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the Note has been held for more than one year. The tax basis of shares of common stock received upon a conversion (including any fractional share deemed to be received by the U.S. Holder, but excluding shares of common stock attributable to accrued interest, the tax basis of which will equal their fair market value on the date of receipt) will equal the tax basis of the Note that was converted. The U.S. Holder’s holding period for the shares of common stock will include the period during which the U.S. Holder held the Note, except that the holding period of any shares of common stock received with respect to accrued interest will commence on the day after the date of receipt.

If a U.S. Holder receives solely cash in exchange for the Notes upon conversion, the U.S. Holder’s gain or loss generally will be determined in the same manner as if the U.S. Holder disposed of the Notes in a taxable disposition as described above under “—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes”).

The U.S. federal income tax treatment of the conversion of a Note into a combination of cash and common stock is uncertain, and U.S. Holders are urged to consult their tax advisors regarding the consequences of such a conversion. In general, the U.S. federal income tax treatment will depend on whether the conversion is treated as a recapitalization (which requires that a Note be treated as a security for U.S. federal income tax purposes) or alternatively as a conversion of a portion of the Note into common stock and a taxable sale of a portion of the Note for cash.

We intend to take the position that the Notes are “securities” for U.S. federal income tax purposes and, if upon a conversion, a U.S. Holder receives a combination of cash (other than cash in lieu of a fractional share) and common stock that the conversion should be treated as a recapitalization for U.S. federal income tax purposes. However, the tax consequences of converting a Note into a combination of cash and shares of common stock are unclear, and our position is not binding on the IRS and there can be no assurance that the IRS or a court will agree with such position. The term “security” is not defined in the Code or the Treasury Regulations and has not been clearly defined by judicial decisions. Therefore, a Note may not constitute a “security” for U.S. federal income tax purposes notwithstanding our position. If the conversion is treated as a recapitalization, a U.S. Holder will recognize gain, but not loss, in an amount equal to the lesser of (i) the excess of the sum of the cash and the fair market value of the common stock received (treating a fractional share of common stock as issued and then redeemed for this purpose and excluding any amounts attributable to accrued but unpaid interest, which will be treated as ordinary income to the extent not previously included in income) over the U.S. Holder’s adjusted tax basis in the Notes converted and (ii) the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued but unpaid interest), subject to the discussion under “—Constructive Distributions” below (regarding the possibility that an adjustment to the conversion rate of a Note converted in connection with a make-whole fundamental change or notice of redemption may be treated as a taxable stock dividend). Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the U.S. holder has held the Note for more than one year.

The tax basis of the shares of the common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. Holder but excluding common stock attributable to accrued but unpaid interest) generally will equal the tax basis of the Note that was converted, reduced by any amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s tax basis in a fractional share of common stock will be determined by allocating such holder’s tax basis in the shares of our common stock, as determined in accordance with the previous sentence, between the shares of our common stock actually received and the fractional share of our common stock deemed received upon conversion, in accordance with their respective fair market values. A U.S. Holder’s holding period for shares of common stock (other than common stock attributable to accrued but unpaid interest) will include the period during which the U.S. Holder held the Notes. A U.S. Holder’s tax basis in common stock attributable to accrued but unpaid interest will equal its fair market value on the date of receipt and the holding period for such stock will commence on the day after the date of receipt. Cash received in lieu of a fractional share of our common stock upon a conversion of a Note should be treated as a payment in exchange for the fractional share of our common stock. Accordingly, the receipt of cash in lieu of a fractional share of our common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share of our common stock and a U.S. Holder’s tax basis allocable to such fractional share of our common stock, as described above.

If the conversion of a Note into cash and common stock were not treated as a recapitalization as discussed above, the cash payment received (other than any cash attributable to accrued interest) may be treated as proceeds from the sale of a portion of the Note taxable in the manner described under “—Sale, Exchange, Redemption, Retirement, or Other Taxable Disposition of the Notes” above, and the common stock received on such a conversion (other than common stock attributable to accrued but unpaid interest) would be treated as received upon a conversion of the other portion of the Note, which generally would not be taxable to a U.S. Holder (as described above) except to the extent of any common stock (including any fractional shares) received with respect to accrued but unpaid interest, which would be treated as ordinary income to the extent not previously included in income. In that case, the U.S. Holder’s tax basis in the Note would generally be allocated pro rata among the common stock received and the portion of the Note that is treated as sold for cash based on the fair market value of the common stock and the cash received (other than cash received in lieu of fractional shares, and excluding any amounts received treated as interest). The holding period for the common stock received in the conversion (other than common stock attributable to accrued but unpaid interest) would include the holding period for the Note. The tax basis in the common stock attributable to accrued interest should equal its fair market value on the date of receipt and the holding period for such stock should commence on the day after the date of receipt.

The tax consequences of converting a Note into a combination of cash and shares of common stock are unclear. It is possible that neither of the above treatments are applicable and other characterizations of a conversion into a combination of cash and shares of common stock exist (including treatment of such a conversion as fully taxable). U.S. Holders are strongly encouraged to consult their tax advisors regarding the appropriate treatment of a conversion of the Notes into a combination of common stock and cash.

A U.S. Holder that converts a Note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described under “Description of the Notes—Conversion Rights—General,” is urged to consult its tax advisor concerning the appropriate treatment of such payment.

As described under “Description of the Notes—Conversion Rights—General,” our delivery of cash or a combination of cash and shares of common stock will generally be deemed to satisfy our obligation with respect to accrued but unpaid interest on the Notes. We intend to take the position that, upon a conversion of the Notes, any cash paid upon such conversion (other than cash paid in lieu of a fractional share) is first treated as a payment in respect of accrued but unpaid interest.

Constructive Distributions. The conversion rate of the Notes will be adjusted in certain circumstances as described under “Description of the Notes—Conversion Rate Adjustments” and “Description of the Notes—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.” Under the Code and applicable Treasury Regulations, adjustments (or failures to adjust adequately) that have the effect of increasing a U.S. Holder’s interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holders of the Notes generally will not be deemed to result in such a distribution. Certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate U.S. Holders of the Notes for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, U.S. Holders of the Notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the Notes and the conversion rate is not adjusted adequately, the resulting increase in the proportionate interests of holders of the Notes could be treated as a deemed distribution to such holders. We are required to report the amount of any deemed distributions to the IRS and to holders of our Notes (or, alternatively, on our website).

Any deemed distribution will be taxed in the same manner as an actual distribution, as described below under “—Distributions on Our Common Stock,” even if a U.S. Holder of the Notes has not received any cash or property as a result of such adjustments. Deemed distributions generally would not be eligible for the reduced maximum rate applicable to qualified dividend income for non-corporate U.S. Holders or for the dividends received deduction for corporate U.S. Holders. U.S. Holders are urged consult their tax advisors as to the tax consequences of receiving constructive dividends.

Possible Effect of a Change in Conversion Consideration After a Change in Control. In the event we undergo certain of the events described above under “Description of the Notes—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” and “Description of the Notes—Consolidation, Merger and Sale of Assets,” the conversion rate and the related conversion consideration may be adjusted such that a U.S. Holder would be entitled to convert such U.S. Holder’s Notes into stock, property or assets other than our common stock described in such sections. Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding Notes, which may be a taxable event for U.S. federal income tax purposes. Whether or not such an adjustment results in a deemed exchange of the outstanding Notes, a subsequent conversion of the Notes might be treated as a fully taxable disposition of the Notes if the property into which the Notes are convertible is no longer stock of the Notes’ obligor. Such a deemed taxable exchange could also alter the amount of accrued and unpaid OID, if any, on the Notes (see “—Original Issue Discount” above). U.S. Holders are urged to consult their tax advisors on the impact of our consolidating or merging into another entity on an investment in the Notes.

Distributions on Our Common Stock. Distributions by us generally are taxable to U.S. Holders as ordinary income or capital gains. Distributions of our investment company taxable income, determined without regard to the deduction for dividends paid, generally will be taxable as ordinary income to U.S. Holders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent the distributions we pay to non-corporate U.S. Holders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, those distributions (“Qualifying Dividends”) generally are taxable to U.S. Holders at the preferential rates applicable to long-term capital gains. However, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential rates applicable to Qualifying Dividends or the dividends received deduction available to corporations under the Code. Distributions of our net capital gains (which generally are our realized net long-term capital gains in excess of realized net short-term capital losses) that are properly reported by us as “capital gain dividends” will be taxable to a U.S. Holder as long-term capital gains that are currently taxable at reduced rates in the case of non-corporate U.S. Holders, regardless of the U.S. Holder’s holding period in its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. Holder’s adjusted tax basis in the U.S. Holder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to the U.S. Holder.

For additional information regarding the holding of shares of our common stock, see “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Sale, Exchange, Redemption or Other Taxable Disposition of Our Common Stock. A U.S. Holder generally will recognize taxable gain or loss if the U.S. Holder sells or otherwise disposes of its shares of our common stock. The amount of gain or loss will be measured by the difference between the U.S. Holder’s adjusted tax basis in the common stock disposed of and the amount of the proceeds received in the disposition. Any gain or loss arising from the disposition generally will be treated as long-term capital gain or loss if the U.S. Holder has held the common stock for more than one year. Otherwise, the gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the disposition of shares of common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to those shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if substantially identical stock or securities are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations under the Code.

For additional information regarding the disposition of shares of our common stock, see “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Information Reporting and Backup Withholding. A U.S. Holder may be subject to information reporting and backup withholding when such U.S. Holder receives interest payments on the Notes or proceeds upon the sale or other disposition of such Notes (including a redemption or retirement of the Notes). Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and any of the following is true:

•	such U.S. Holder fails to furnish its taxpayer identification number, or “TIN,” which, for an individual is ordinarily his or her social security number;

•	the IRS notifies the payor that such U.S. Holder furnished an incorrect TIN;

•	such U.S. Holder is notified by the IRS of a failure to properly report payments of interest or dividends; or

•	such U.S. Holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such U.S. Holder that it is subject to backup withholding.

A U.S. Holder is urged to consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

If you are not a non-U.S. Holder, this section does not apply to you.

Interest. Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” interest (including any amounts generally treated as OID for U.S. federal income tax purposes, as described above under “—U.S. Holders—Original Issue Discount”) paid to a non-U.S. Holder on its Notes that is not effectively connected with such non-U.S. Holder’s conduct of a United States trade or business (and, if any applicable treaty so provides, is not attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will not be subject to U.S. federal withholding tax, provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership, within the meaning of Section 864(d)(4) of the Code;

•	such holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) such non-U.S. Holder provides its name and address on an applicable IRS Form W-8, and certifies, under penalties of perjury, that it is not a “United States person” as defined under the Code or (b) such non-U.S. Holder holds its Notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury Regulations. Special certification rules apply to non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A non-U.S. Holder generally will also be exempt from withholding tax on interest if such amount is effectively connected with such non-U.S. Holder’s conduct of a United States trade or business and the non-U.S. Holder provides us with appropriate certification (as discussed below under the caption “—United States Trade or Business”).

Subject to the discussion below under “—United States Trade or Business,” if a non-U.S. Holder does not satisfy the requirements above, interest paid to such non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax. Such rate may be reduced or eliminated under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-U.S. Holder must generally complete an IRS Form W-8BEN or an IRS Form W-8BEN-E (or applicable successor form) and claim the reduction or exemption on the form.

Sale, Exchange, Redemption, Retirement or Other Disposition of the Notes or Our Common Stock. Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of the Notes or our common stock (including a retirement or conversion of the Notes and except with respect to accrued and unpaid interest or OID, which would be taxed as described above under “—Interest”) so long as (i) the gain is not effectively connected with the conduct of a trade of business of the non-U.S. Holder in the United States (or, if a tax treaty applies, the gain is not attributable to a United States permanent establishment maintained by such non-U.S. Holder) and (ii) in the case of a non-U.S. Holder who is an individual, such non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are not met. A non-U.S. Holder who is an individual and does not meet this exemption is urged to consult his or her tax advisor regarding the potential liability for U.S. federal income tax on such holder’s gain realized on a Note or our common stock.

For additional information regarding the disposition of shares of our common stock, see “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Distributions on Our Common Stock. Distributions by us to non-U.S. Holders generally will be subject to U.S. withholding tax (unless lowered or eliminated by an applicable income tax treaty) to the extent payable from our current or accumulated earnings and profits, unless an exception applies.

Actual or deemed distributions of our net capital gain to a non-U.S. Holder will not be subject to withholding of U.S. federal income tax and generally will not be subject to U.S. federal income tax unless (i) the distributions are effectively connected with a United States trade or business of the non-U.S. Holder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. Holder in the United States or (ii) the non-U.S. Holder is an individual, has been present in the United States for 183 days or more during the taxable year, and certain other conditions are satisfied. If a distribution is described in clause (i) above, the distribution generally will be subject to U.S. federal income tax at the rates applicable to United States persons. In that case, we will not be required to withhold U.S. federal income tax if the non-U.S. Holder complies with applicable certification and disclosure requirements.

In general, no U.S. source withholding taxes will be imposed on dividends paid by us to a non-U.S. Holder to the extent the dividends are designated as “interest related dividends” or “short term capital gain dividends.” Under this exemption, interest related dividends and short term capital gain dividends generally represent distributions of interest or short term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by the non-U.S. Holder, and that satisfy certain other requirements. No assurance can be given that we will distribute any interest related dividends or short term capital gain dividends.

Constructive Distributions. As discussed above under “—U.S. Holders—Constructive Distributions,” certain adjustments to (or failures to adjust adequately) the conversion rate of a Note may result in a constructive distribution of property that may be treated as a dividend to a non-U.S. Holder to the extent paid from our current or accumulated earnings and profits, and such deemed distribution will be subject to U.S. federal income tax in the same manner as described under “—Distributions on Our Common Stock.” In the case of such a constructive dividend, it is possible that the U.S. federal income tax on the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to the non-U.S. Holder. A non-U.S. Holder that is subject to withholding tax under such circumstances is urged to consult its tax advisor as to whether it is eligible for a refund of all or a portion of the withholding tax.

United States Trade or Business. If interest paid on a Note or gain from a disposition of a Note is effectively connected with a non-U.S. Holder’s conduct of a United States trade or business (and, if an income tax treaty applies, the non-U.S. Holder maintains a United States permanent establishment to which such amounts are generally attributable), the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If a non-U.S. Holder is subject to U.S. federal income tax on the interest on a net income basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is timely provided, generally on IRS Form W-8ECI). A non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Information Reporting and Backup Withholding. Generally, the amount of interest and distributions paid to non-U.S. Holders (including constructive distributions deemed paid on the Notes) and the amount of tax, if any, withheld with respect to those payments, must be reported annually to the IRS and to non-U.S. Holders. Copies of the information returns reporting such interest, distributions and withholding may also be made available to the tax authorities in the country in which a non-U.S. Holder resides under the provisions of an applicable income tax treaty. In general, a non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or dividends that we make with respect to the Notes or our common stock, provided the non-U.S. Holder certifies its non-U.S. status on a validly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a “U.S. person,” as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a Note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption (and we and the relevant financial intermediaries do not have actual knowledge or reason to know that the holder is a “U.S. person,” as defined under the Code, that is not an exempt recipient) or the non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished timely to the IRS.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance thereunder (commonly referred to as “FATCA”) generally impose withholding at a 30% rate on payments of interest on the Notes and payments of dividends (including constructive dividends deemed paid), if any, on our common stock, in each case paid to a “foreign financial institution” or to a “non-financial foreign entity” (all as specifically defined for purposes of FATCA), whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as specifically defined for purposes of FATCA) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it generally must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or “U.S.-owned foreign entities” (as defined in applicable Treasury Regulations), annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. The IRS has issued proposed Treasury Regulations (on which taxpayers may rely until final Treasury Regulations are issued) that would generally not apply these withholding requirements to gross proceeds from asset dispositions. Foreign governments may enter into, and many foreign governments have entered into, intergovernmental agreements with the United States to implement FATCA in a different manner. If an interest or dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the sections titled “—Interest,” “—Distributions on Our Common Stock” or “—Constructive Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective investors are urged to consult their tax advisors regarding the application of FATCA to the purchase, ownership, conversion, and disposition of the Notes or the shares of our common stock into which the Notes are convertible.

CUSTODIAN, TRANSFER AGENT, DIVIDEND DISBURSING AGENT AND PAYING AGENT

The custodian of our assets is The Bank of New York Mellon Corp. The custodian’s address is: 500 Ross Street, Suite 935, Pittsburgh, PA 15262. Our assets are held under bank custodianship in compliance with the 1940 Act. Securities held through Business Loan, our wholly owned subsidiary, are held under a custodian agreement with The Bank of New York Mellon Corp., which acts as collateral custodian pursuant to the Credit Facility with KeyBank and certain other parties. The address of the collateral custodian is 2322 French Settlement Road, Suite 100, Dallas, TX 75212. Computershare acts as our transfer and dividend paying agent and registrar for our common stock and the Series A Preferred Stock. The principal business address of Computershare is 150 Royall Street, Canton, Massachusetts 02021, telephone number (781) 575-2000. Computershare also maintains an internet website at www.computershare.com.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Kirkland & Ellis LLP, Washington, D.C. Kirkland & Ellis LLP also represents the Adviser. Certain matters of Maryland law, including the validity of the Notes to be issued in connection with this offering, will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriter by Cooley LLP, Palo Alto, California.

EXPERTS

The financial statements and the senior securities table incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus supplement is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus supplement, and later information that we file with the SEC will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference herein.

We incorporate by reference in this prospectus supplement the document listed below that has been previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the SEC on November 13, 2024;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2024, filed February 11, 2025;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed May 6, 2025;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed August 4, 2025;

•	Current Reports on Form 8-K filed November 15, 2024, November 22, 2024, December 4, 2024, January 24, 2025, February 6, 2025 and June 25, 2025; and

•

the description of our common stock referenced in our Registration Statement on Form 8-A (File No. 000-33117), as filed with the SEC on August 23, 2001, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until all of the securities offered by this prospectus supplement have been sold or the offering of these securities is otherwise terminated; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed shall not be deemed to be incorporated by reference in this prospectus supplement and in the accompanying prospectus.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s website as described under “Where You Can Find More Information” in this prospectus supplement. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by writing or calling our Investor Relations Department at the following address and telephone number:

Investor Relations

Gladstone Capital Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

(703) 287-5800

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus constitute part of a registration statement on Form N-2 that we have filed with the SEC, together with any and all amendments and related exhibits under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the offering under this prospectus supplement and the accompanying prospectus, we refer you to the registration statement, including the exhibits filed as a part of, or incorporated by reference into, the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement or otherwise incorporated by reference as an exhibit thereto, please see the copy of the contract or document that has been filed or incorporated by reference. Each statement in this prospectus supplement and the accompanying prospectus relating to a contract or document filed or incorporated by reference as an exhibit is qualified in all respects by such exhibit.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge on our website at www.GladstoneCapital.com. Except for the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on our website is not incorporated into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website free of charge at www.sec.gov. You can request a copy of any of our SEC filings, including those incorporated by reference herein or in the accompanying prospectus, at no cost, by writing or telephoning us at the address or telephone number above.

PROSPECTUS

$700,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

SUBSCRIPTION RIGHTS

WARRANTS

We may offer, from time to time, up to $700,000,000 aggregate initial offering price of our common stock, $0.001 par value per share, preferred stock, $0.001 par value per share, debt securities, subscription rights, warrants representing rights to purchase shares of our common or preferred stock, or debt securities, or concurrent, separate offerings of these securities (collectively “Securities”), in one or more offerings. The Securities may be offered at prices and on terms to be disclosed in one or more supplements to this prospectus. In the case of our common stock and warrants or rights to acquire such common stock hereunder, the offering price per share of our common stock, less any underwriting commissions or discounts, will not be less than the net asset value per share of our common stock at the time of the offering except (i) in connection with a rights offering to our existing common stockholders, (ii) with the consent of the holders of the majority of our outstanding voting securities, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), or (iii) under such other circumstances as the U.S. Securities and Exchange Commission (“SEC”) may permit. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our Securities.

We operate as an externally managed, closed-end, non-diversified management investment company and have elected to be treated as a business development company (“BDC”) under the 1940 Act. For federal income tax purposes, we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). Our investment objectives are to: (1) achieve and grow current income by investing in debt securities of established lower middle market companies in the U.S. that we believe will provide stable earnings and cash flow to pay expenses, make principal and interest payments on our outstanding indebtedness and make distributions to stockholders; and (2) provide our stockholders with long-term capital appreciation in the value of our assets by investing in equity securities, in connection with our debt investments, that we believe can grow over time to permit us to sell our equity investments for capital gains.

Our Securities may be offered directly to one or more purchasers, including existing stockholders in a rights offering, through agents designated from time to time by us, or to or through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The prospectus supplement relating to the offering will identify any agents or underwriters involved in the sale of our Securities, and will disclose any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters or among our underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our Securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of such Securities. Our common stock is traded on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “GLAD” and our 7.75% Notes due 2028 trade on Nasdaq under the ticker symbol “GLADZ.” As of January 10, 2024, the last reported sales price for our common stock was $11.09.

The securities in which we invest generally would be rated below investment grade if they were rated by rating agencies. Below investment grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and are illiquid.

An investment in our Securities involves certain risks, including, among other things, the risk of leverage and risks relating to investments in securities of small, private and developing businesses. Common shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value per share. If our shares trade at a discount to their net asset value, this will likely increase the risk of loss to purchasers of our shares. You should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in, or incorporated by reference into, the section titled “Risk Factors” beginning on page 5 of this prospectus or included in, or incorporated by reference into, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.

This prospectus contains information you should know before investing in our Securities, including information about risks. Please read it before you invest and keep it for future reference. Additional information about us, including material incorporated by reference in this prospectus, has been filed with the SEC and can be accessed at its website at www.sec.gov. This information is also available free of charge or you may make stockholder inquiries by writing to us at Investor Relations, Gladstone Capital Corporation, 1521 Westbranch Drive, Suite 100, McLean, VA 22102, by calling our toll-free investor relations line at 1-866-214-7543 or on our website at www.gladstonecapital.com. See “Additional Information.” Information contained on our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

The SEC has not approved or disapproved these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

January 17, 2024

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We take no responsibility for any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this prospectus and any prospectus supplement is accurate as of the dates on their respective covers only. Our business, financial condition, results of operations and prospects may have changed since such dates. We will update these documents to reflect material changes only as required by law.

This prospectus is part of a registration statement that we have filed with the SEC using the “shelf” registration process. Under the shelf registration process, we may offer, from time to time, up to $700,000,000 of our Securities on terms to be determined at the time of the offering. This prospectus provides you with a general description of the Securities that we may offer. Each time we use this prospectus to offer Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. To the extent required by law, we will amend or supplement the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement to reflect any material changes to such information subsequent to the date of the prospectus and any accompanying prospectus supplement and prior to the completion of any offering pursuant to the prospectus and any accompanying prospectus supplement. Please carefully read this prospectus and any accompanying prospectus supplement together with the additional information described under “Risk Factors”, “Available Information”, and “Incorporation of Certain Documents by Reference” before you make an investment decision.

PROSPECTUS SUMMARY

The following summary highlights some of the information in this prospectus. It is not complete and may not contain all the information that you may want to consider. You should read the entire prospectus and any prospectus supplement carefully, including the section entitled “Risk Factors.” Except where the context suggests otherwise, the terms “we,” “us,” “our,” the “Company” and “Gladstone Capital” refer to Gladstone Capital Corporation; “Adviser” refers to Gladstone Management Corporation; “Administrator” refers to Gladstone Administration, LLC; “Gladstone Commercial” refers to Gladstone Commercial Corporation; “Gladstone Investment” refers to Gladstone Investment Corporation; “Gladstone Land” refers to Gladstone Land Corporation; “Gladstone Securities” refers to Gladstone Securities, LLC; and “Affiliated Public Funds” refers collectively to Gladstone Commercial, Gladstone Investment and Gladstone Land.

General

Gladstone Capital Corporation was incorporated under the Maryland General Corporation Law on May 30, 2001 and completed an initial public offering on August 24, 2001. We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, we have elected to be treated for tax purposes as a RIC under the Code. We were established for the purpose of investing in debt and equity securities of established private businesses operating in the United States (“U.S.”).

Shares of our common stock trade on Nasdaq under the trading symbol “GLAD” and our 7.75% Notes due 2028 (the “2028 Notes”) trade on Nasdaq under the ticker symbol “GLADZ.”

Our Investment Objectives and Strategy

Our investment objectives are to: (1) achieve and grow current income by investing in debt securities of established lower middle market companies (which we generally define as companies with annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $3 million to $15 million) in the U.S. that we believe will provide stable earnings and cash flow to pay expenses, make principal and interest payments on our outstanding indebtedness, and make distributions to stockholders; and (2) provide our stockholders with long-term capital appreciation in the value of our assets by investing in equity securities, in connection with our debt investments, that we believe can grow over time to permit us to sell our equity investments for capital gains. To achieve our objectives, our primary investment strategy is to invest in several categories of debt and equity securities, with each investment generally ranging from $8 million to $30 million, although investment size may vary, depending upon our total assets or available capital at the time of investment. We lend to borrowers that need funds for growth capital, to finance acquisitions, or to recapitalize or refinance their existing debt facilities. We seek to avoid investing in high-risk, early-stage enterprises. Our targeted portfolio companies are generally considered too small for the larger capital marketplace. We expect that our investment portfolio over time will consist of approximately 90.0% debt investments and 10.0% equity investments, at cost. As of September 30, 2023, our investment portfolio was made up of approximately 91.4% debt investments and 8.6% equity investments, at cost.

We invest by ourselves or jointly with other funds and/or management of the portfolio company, depending on the opportunity. In July 2012, the SEC granted us an exemptive order (the “Co-Investment Order”) that expanded our ability to co-invest, under certain circumstances, with certain of our affiliates, including Gladstone Investment and any future BDC or registered closed-end management investment company that is advised (or sub-advised if it controls the fund) by the Adviser, or any combination of the foregoing, subject to the conditions in the Co-Investment Order. We believe the Co-Investment Order has enhanced and will continue to enhance our ability to further our investment objectives and strategies. If we are participating in an investment with one or more co-investors, whether or not an affiliate of ours, our investment is likely to be smaller than if we were investing alone.

In general, our investments in debt securities have a term of no more than seven years, accrue interest at variable rates (generally based on one-month term Secured Overnight Financing Rate (“SOFR”), or, historically, the 30-day London Interbank Offered Rate (“LIBOR”) and, to a lesser extent, at fixed rates. We seek debt instruments that pay interest monthly or, at a minimum, quarterly, may have a success fee or deferred interest provision and are primarily interest only, with all principal and any accrued but unpaid interest due at maturity. Generally, success fees accrue at a set rate and are contractually due upon a change of control of a portfolio company, typically from an exit or sale. Some debt securities have deferred interest whereby some portion of the interest payment is added to the principal balance so that the interest is paid, together with the principal, at maturity. This form of deferred interest is often called paid-in-kind interest.

Typically, our equity investments consist of common stock, preferred stock, limited liability company interests, or warrants to purchase the foregoing. Often, these equity investments occur in connection with our original investment, recapitalizing a business, or refinancing existing debt.

Since our initial public offering in 2001 and through September 30, 2023, we have invested in approximately 273 different companies. We expect that our investment portfolio will primarily include the following three categories of investments in private companies operating in the U.S.:

•

Secured First Lien Debt Securities: We seek to invest a portion of our assets in secured first lien debt securities also known as senior loans, senior term loans, lines of credit and senior notes. Using its assets as collateral, the borrower typically uses first lien debt to cover a substantial portion of the funding needs of the business. These debt securities usually take the form of first priority liens on all, or substantially all, of the assets of the business. First lien debt securities may include investments sourced from the syndicated loan market.

•

Secured Second Lien Debt Securities: We seek to invest a portion of our assets in secured second lien debt securities, also known as subordinated loans, subordinated notes and mezzanine loans. These secured second lien debt securities rank junior to the secured borrowers’ first lien debt securities and may be secured by second priority liens on all or a portion of the assets of the business. Additionally, we may receive other yield enhancements in addition to or in lieu of success fees such as warrants to buy common and preferred stock or limited liability interests in connection with these second lien secured debt securities. Second lien debt securities may include investments sourced from the syndicated loan market.

•

Preferred and Common Equity/Equivalents: In some cases we will purchase equity securities which consist of preferred and common equity or limited liability company interests, or warrants or options to acquire such securities, and are in combination with our debt investment in a business. Additionally, we may receive equity investments derived from restructurings on some of our existing debt investments. In some cases, we will own a significant portion of the equity and in other cases we may have voting control of the businesses in which we invest.

Under the 1940 Act, we may not acquire any asset other than assets of the type listed in Section 55 of the 1940 Act, which are referred to as “qualifying assets” and generally include each of the investment types listed above, unless, at the time the acquisition is made, qualifying assets (other than certain assets related to our operations) represent at least 70.0% of our total assets.

We expect that most, if not all, of the debt securities we acquire will not be rated by a credit rating agency. Investors should assume that these loans would be rated below “investment grade” quality. Investments rated below investment grade are often referred to as high yield securities or junk bonds and may be considered higher risk, as compared to investment-grade debt instruments. In addition, many of the debt securities we hold may not amortize prior to maturity.

Our Investment Adviser and Administrator

We are externally managed by the Adviser, an investment adviser registered with the SEC and an affiliate of ours, pursuant to an investment advisory and management agreement (as amended and / or restated from time to time, the “Advisory Agreement”). The Adviser manages our investment activities. We have also entered into an administration agreement with the Administrator, an affiliate of ours and the Adviser, whereby we pay separately for administrative services (the “Administration Agreement”). Each of the Adviser and the Administrator are privately-held companies that are indirectly owned and controlled by David Gladstone, our chairman and chief executive officer. Mr. Gladstone and Terry Lee Brubaker, our chief operating officer, also serve on the board of directors of the Adviser, the board of managers of the Administrator, and as executive officers of the Adviser and the Administrator. The Administrator employs, among others, our chief financial officer and treasurer, chief valuation officer, chief compliance officer, general counsel and secretary (who also serves as the president of the Administrator) and their respective staffs. The Adviser and Administrator have extensive experience in our lines of business and also provide investment advisory and administrative services, respectively, to our affiliates, including the Affiliated Public Funds. In the future, the Adviser and Administrator may provide investment advisory and administrative services, respectively, to other funds and companies, both public and private.

The Adviser was organized as a corporation under the laws of the State of Delaware on July 2, 2002, and is an SEC registered investment adviser under the Investment Advisors Act of 1940, as amended. The Administrator was organized as a limited liability company under the laws of the State of Delaware on March 18, 2005. The Adviser and Administrator are headquartered in McLean, Virginia, a suburb of Washington, D.C., at 1521 Westbranch Drive, McLean, Virginia 22102. The Adviser also has offices in other states.

At a special meeting of stockholders which has been adjourned to January 24, 2024, our stockholders are being asked to approve a new investment advisory agreement (the “New Advisory Agreement”) between us and the Adviser. The proposal to approve the New Advisory Agreement is the result of an anticipated change in control of the Adviser. The Adviser was organized as a corporation under the Delaware General Corporation Law on July 2, 2002. From inception, the Adviser has been 100% indirectly owned and controlled by David Gladstone. David Gladstone owns 100% of the voting and economic interests of The Gladstone Companies, Ltd., which in turn owns 100% of the voting and economic interests of The Gladstone Companies, Inc., which in turn owns 100% of the voting and economic interests of the Adviser. Immediately after approval of the New Advisory Agreement by our stockholders and approval by the stockholders of Gladstone Investment of a similar proposal, the Adviser will enter into a voting trust agreement (the “Voting Trust Agreement”), among David Gladstone, Lorna Gladstone, Laura Gladstone, Kent Gladstone and Jessica Martin, each as a trustee and collectively, as the board of trustees of the voting trust (the “Voting Trust Board”), the Adviser and certain stockholders of the Adviser, pursuant to which David Gladstone will deposit all of his indirect interests in the Adviser, which represented 100% of the voting and economic interests thereof, with the voting trust.

Pursuant to the Voting Trust Agreement, prior to its Effective Date (as defined below) David Gladstone will, in his sole discretion, have the full, exclusive and unqualified right and power to vote in person or by proxy all of the shares of common stock of the Adviser deposited with the voting trust at all meetings of the stockholders of the Adviser in respect of any and all matters on which the stockholders of the Adviser are entitled to vote under the Adviser’s certificate of incorporation or applicable law, to give consents in lieu of voting such shares of common stock of the Adviser at a meeting of the stockholders of the Adviser in respect of any and all matters on which stockholders of the Adviser are entitled to vote under its certificate of incorporation or applicable law, to enter into voting agreements, waive notice of any meeting of stockholders of the Adviser in respect of such shares of common stock of the Adviser and to grant proxies with respect to all such shares of common stock of the Adviser with respect to any lawful corporate action (collectively, the “Voting Powers”). Commencing on the Effective Date, the Voting Trust Board shall have the full, exclusive and unqualified right and power to exercise the Voting Powers. Each member of the Voting Trust Board shall hold 20% of the voting power of the Voting Trust Board as of the Effective Date. The “Effective Date” shall occur on the earliest of (i) the death of David Gladstone, (ii) David Gladstone’s election (in his sole discretion) and (iii) one year from the date the Voting Trust Agreement is entered into. Following entry into the Voting Trust Agreement, the current members of senior management of the Adviser will continue to manage the day-to-day aspects of the Adviser.

At the special meeting of our stockholders currently scheduled for January 24, 2024, our stockholders are being asked to pre-approve the change of control of the Adviser described above. The Effective Date, however, will not occur immediately upon receipt of stockholder approval of the New Advisory Agreement, but could occur at any time before the one year anniversary of such approval. As such, for any investor who purchases shares of our capital stock between the date of filing of the registration statement of which this prospectus forms part and the Effective Date, the investment advisory agreement in place at the time of their purchase will automatically terminate on the Effective Date in connection with the change of control and we and the Adviser will enter into the New Advisory Agreement on such date. However, any shares purchased after the record date of the special meeting (which is October 18, 2023) and the Effective Date will not have the right to vote with respect to such change.

FEES AND EXPENSES

The information contained under the caption “Fees and Expenses” in Part II. Item 5 of our most recent Annual Report on Form 10-K is incorporated by reference herein.

RISK FACTORS

An investment in any Securities offered pursuant to this prospectus and any accompanying prospectus supplement involves substantial risks. You should carefully consider the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated, amended or superseded by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any accompanying prospectus supplement before acquiring any of such Securities. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow and might cause you to lose all or part of your investment in the offered Securities. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. Although we believe the risk factors described in such documents are the principal risk factors associated with an investment in our Securities as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours, please be aware that these are not the only risks we face and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business or our financial performance. Please also refer to “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained or incorporated by reference in this prospectus or any accompanying prospectus supplement, other than historical facts, may constitute “forward-looking statements.” These statements may relate to, among other things, future events or our future operating results, our business prospects and the prospects of our portfolio companies, actual and potential conflicts of interest with the Adviser and its affiliates, the use of borrowed money to finance our investments, the adequacy of our financing sources and working capital, and our ability to co-invest, among other factors. In some cases, you can identify forward-looking statements by terminology such as “estimate,” “may,” “might,” “believe,” “will,” “provided,” “anticipate,” “future,” “could,” “growth,” “plan,” “project,” “intend,” “expect,” “should,” “would,” “if,” “seek,” “possible,” “potential,” “likely” or the negative or other variations of such terms or comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include:

•	changes in the economy and the capital markets, including stock price volatility, inflation, rising interest rates and risks of recession;

•	risks associated with negotiation and consummation of pending and future transactions;

•	the loss of one or more of our executive officers, in particular David Gladstone, Terry Lee Brubaker or Robert L. Marcotte;

•	changes in our investment objectives and strategy;

•	availability, terms (including the possibility of interest rate volatility) and deployment of capital;

•	changes in our industry, interest rates, exchange rates, regulation or the general economy;

•	our business prospects and the prospects of our portfolio companies;

•	the degree and nature of our competition;

•	changes in governmental regulations, tax rates and similar matters;

•	our ability to exit investments in a timely manner;

•	our ability to maintain our qualification as a RIC and as a BDC; and

•	those factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual results could differ materially from those anticipated in our forward-looking statements and future results could differ materially from our historical performance. We have based forward-looking statements on information available to us on the date of filing of this prospectus. Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of filing of this prospectus. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports we have filed, or in the future may file, with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements contained or incorporated by reference in this prospectus or any accompanying prospectus supplement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the Securities first to pay down outstanding debt (which may include borrowings under our revolving credit facility with KeyBank National Association, as administrative agent (as amended and restated, the “Credit Facility”)), if any, then to make investments in accordance with our investment objectives and strategy, with any remaining proceeds to be used for other general corporate purposes. We intend to re-borrow under our Credit Facility to make investments in portfolio companies in accordance with our investment objectives and strategy depending on the availability of appropriate investment opportunities and market conditions. We anticipate that substantially all of the net proceeds of any offering of Securities will be utilized in the manner described above within three months of the completion of such offering. Pending such utilization, we intend to invest the net proceeds of any offering of Securities primarily in cash, cash equivalents, U.S. government securities, and other high-quality debt investments that mature in one year or less from the date of investment, consistent with the requirements for continued qualification as a RIC for federal income tax purposes. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in lower yielding interest-bearing deposits or other short-term instruments.

PRICE RANGE OF COMMON STOCK

The information contained under the caption “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in Part II. Item 5 of our most recent Annual Report on Form 10-K is incorporated by reference herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II. Item 7 of our most recent Annual Report on Form 10-K is incorporated by reference herein.

SENIOR SECURITIES

The information contained under the caption “Senior Securities” in Part II. Item 5 of our most recent Annual Report on Form 10-K is incorporated by reference herein.

FINANCIAL HIGHLIGHTS

The information contained in Note 12. Financial Highlights to the audited financial statements in Part II. Item 8 of our most recent Annual Report on Form 10-K is incorporated by reference herein.

BUSINESS

The information contained under the caption “Business” in Part I. Item 1 of our most recent Annual Report on Form 10-K is incorporated by reference herein.

PORTFOLIO COMPANIES

The following table sets forth certain information as of September 30, 2023, regarding each portfolio company in which we had a debt or equity security as of such date. All such investments have been made in accordance with our investment objectives and strategies and our investment policies and procedures described in this prospectus. Under the 1940 Act, we may not acquire any non-qualifying assets unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets. As of September 30, 2023, our investments in Leeds Novamark Capital I, L.P. and Funko Acquisition Holdings, LLC were considered non-qualifying assets under Section 55 of the 1940 Act and represented less than 0.1% of total investments, at fair value.

			Percentage of Class Held on a Fully Diluted Basis	Cost		Fair Value
Company	Industry	Investment

				(Dollar amounts in thousands) (unaudited)
NON-CONTROL/NON-AFFILIATE INVESTMENTS

Proprietary Investments:

ALS Education, LLC 5850 T.G. Lee Blvd. Suite 345 Orlando, FL 32822	Healthcare, Education and Childcare	Secured First Lien Line of Credit Secured First Lien Debt		$	— 18,700	$	— 18,700

Antenna Research Associates, Inc. 8880 Gorman Rd. Laurel, MD 20723	Aerospace and Defense	Secured First Lien Debt Common Equity Units	30.86%		30,048 4,283		30,048 18,436

Arc Drilling Holdings LLC 9551 Corporate Circle Valley View, OH 44125	Machinery	Secured First Lien Line of Credit			—		—
		Secured First Lien Debt			5,928		5,724
		Common Stock	15.15%		1,500		403

Axios Industrial Group, LLC 10077 Grogans Mill Rd., Suite 450 The Woodlands, TX 77380	Diversified/conglomerate service	Secured First Lien Debt			11,519		11,291

B+T Group Acquistion Inc. 1717 Boulder Ave #300 Tulsa, OK 74119	Telecommunications	Secured First Lien Line of Credit			1,200		978
		Secured First Lien Debt			6,000		4,890
		Preferred Stock	27.2%		2,024		—
		Common Stock Warrant	1.5%		—		—

Café Zupas 460 W Universal Circle Sandy, UT 84070	Beverage, Food and Tobacco	Secured First Lien Line of Credit			—		—
		Secured First Lien Debt			23,460		23,108
		Secured First Lien Delayed Draw Term Loan			7,970		7,850

DKI Ventures, LLC 25 Northwest Point Blvd Elk Grove Village, IL 60007	Diversified/conglomerate service	Secured First Lien Line of Credit			205		113
		Secured First Lien Debt			5,915		3,253

Eegee’s LLC 3360 E. Ajo Way Tucson, AZ 85713	Beverage, Food and Tobacco	Secured First Lien Line of Credit			—		—
		Secured First Lien Debt			17,000		16,235
		Secured First Lien Delayed Draw Term Loan			3,000		2,865

			Percentage of Class Held on a Fully Diluted Basis		Cost	Fair Value
Company	Industry	Investment

					(Dollar amounts in thousands) (unaudited)

Engineering Manufacturing Technologies, LLC 101 Delaware Ave Endicott, NY 13760	Diversified/conglomerate manufacturing	Secured First Lien Line of Credit Secured First Lien Debt Common Stock	33.33%		— 21,500 3,000	— 19,726 —

ENET Holdings, LLC 7201 I-40 West, Suite 319 Amarillo, TX 79106	Diversified/conglomerate service	Secured First Lien Debt			22,289	21,397

FES Resources Holdings LLC PO Box 1694 Crowley, LA 70526	Oil and gas	Preferred Equity Units Common Equity Units	50.00 46.75	% %	6,350 —	4,508 —

Fix-It Group, LLC 7700 East Arapahoe Rd Suite 220 Centennial, CO 80112	Diversified/conglomerate service	Secured First Lien Line of Credit Secured First Lien Debt Secured First Lien Delayed Draw Term Loan			500 12,200 6,911	499 12,170 6,894

Frontier Financial Group, Inc. 1400 I Street NW, Suite 350 Washington, DC 20005	Diversified/conglomerate service	Unsecured Debt Preferred Stock Preferred Stock Warrant	0.74 0.16	% %	198 500 —	24 — —

Funko Acquisition Holdings, LLC 1202 Shuksan Way Everett, WA 98203	Personal and non-durable consumer products	Common Units	0.01%		22	22

GFRC Holdings, LLC 118 North Shiloh Road Garland, TX 75042	Buildings and real estate	Secured First Lien Line of Credit Secured First Lien Debt Preferred Stock Common Stock Warrants	100.00 45.00	% %	1,275 1,000 1,025 —	1,205 945 253 —

Giving Home Health Care, LLC 1050 E Flamingo Rd Las Vegas, NV 89119	Healthcare, Education and Childcare	Secured Second Lien Debt Warrant	1.07%		28,800 19	28,800 2,794

Gray Matter Systems, LLC 100 Global View Drive Suite 200 Warrendale, PA 15086	Diversified/conglomerate service	Secured Second Lien Debt			13,578	13,645

HH-Inspire Acquisition, Inc. 1010 South Federal Highway Delray Beach, FL 33483	Healthcare, Education and Childcare	Secured First Lien Line of Credit Secured First Lien Debt Preferred Stock	2.90%		1,359 19,238 2,251	1,347 19,069 3,451

Imperative Holdings Corporation 201 W. Wall Street Midland, TX 79707	Oil and gas	Secured Second Lien Debt Preferred Equity Units	1.79%		20,871 488	20,858 2,318

			Percentage of Class Held on a Fully Diluted Basis		Cost	Fair Value
Company	Industry	Investment

					(Dollar amounts in thousands) (unaudited)

Leadpoint Business Services, LLC 5310 E. High Street, Suite 300 Phoenix, AZ 85054	Diversified/conglomerate service	Secured First Lien Debt			13,500	13,399

Leeds Novamark Capital I, L.P. 11720 Plaza America Drive, Suite 650 Reston, VA 20190	Private equity fund — healthcare, education and childcare	Limited Partnership Interest	3.46%		—	231

MCG Energy Solutions, LLC 901 Marquette Avenue Minneapolis, MN 55402	Healthcare, Education, and Childcare	Secured First Lien Debt Preferred Stock			20,107 7,000	17,628 8,904

NeoGraf Solutions LLC 11709 Madison Ave Lakewood, OH 44107	Diversified/conglomerate manufacturing	Secured First Lien Line of Credit Secured First Lien Debt Common Stock	4.72%		— 27,154 2,000	— 26,000 —

OCI, LLC 370 Industrial Park Rd Brookville, PA 15825	Diversified/conglomerate manufacturing	Secured First Lien Debt Secured Second Lien Debt Common Units	3.06%		20,000 2,012 —	19,800 1,992 —

Ohio Armor Holdings, LLC 3500 N Ridge Road West Ashtabula, OH 44004	Aerospace and Defense	Secured First Lien Debt			17,738	17,294
		Common Equity	3.71%		1,000	680

Pansophic Learning Ltd. 1750 Tysons Blvd Suite 1300 McLean, VA 22102	Healthcare, Education, and Childcare	Secured First Lien Debt Secured First Lien Delayed Draw Term Loan Common Stock	0.45%		27,968 4,994 767	27,965 4,994 1,562

Salt & Straw, LLC 123 NW 3rd Avenue Portland, OR 97232	Beverage, Food and Tobacco	Secured First Lien Line of Credit			—	—
		Secured First Lien Delayed Draw Term Loan			10,133	9,715
		Common Warrant	0.44%		—	31

Salvo Technologies, Inc. 8060 Bryan Dairy Road Largo, FL 33777	Diversified/conglomerate manufacturing	Secured First Lien Debt Preferred Stock	3.48%		11,768 2,500	10,900 1,225

Sea Link International IRB, Inc. 13151 66th St N Largo, FL 33773	Automobile	Secured Second Lien Debt Secured Second Lien Debt Preferred Stock Common Equity Units	1.96 1.78	% %	12,053 4,000 98 823	11,675 4,000 183 340

Sokol & Company Holdings, LLC 5315 Dansher Rd Countryside, IL 60525	Beverage, Food and Tobacco	Secured First Lien Debt Common Stock	8.40%		13,500 1,500	13,095 1,612

SpaceCo Holdings, LLC 1430 Amro Way South El Monte, CA 91733	Aerospace and Defense	Secured First Lien Line of Credit Secured First Lien Debt			1,450 29,961	1,434 29,944

			Percentage of Class Held on a Fully Diluted Basis		Cost	Fair Value
Company	Industry	Investment

					(Dollar amounts in thousands) (unaudited)

Springfield, Inc. 420 West Main Street Geneseo, IL 61254	Diversified/conglomerate manufacturing	Secured Second Lien Debt			30,000	29,850

Technical Resource Management, LLC 1760 E Rte. 66 Flagstaff, AZ 86004	Healthcare, Education and Childcare	Secured First Lien Line of Credit Secured First Lien Debt Secured First Lien Delayed Draw Term Loan Common Stock	6.03%		2,000 23,000 — 2,000	1,970 22,655 — 1,415

Triple H Food Processors, LLC 5821 Wilderness Avenue Riverside, CA 92504	Beverage, Food and Tobacco	Preferred Stock Common Stock	5.69 5.69	% %	75 250	141 1,641

Trowbridge Chicago, LLC 760 N Ogden Ave Suite 2000 Chicago, IL 60642	Diversified/conglomerate service	Secured First Lien Line of Credit Secured First Lien Debt Preferred Stock	1.74%		— 5,750 750	— 5,664 750

Turn Key Health Clinics, LLC 900 NW 12th Street Oklahoma City, OK 73106	Healthcare, Education and Childcare	Secured First Lien Line of Credit Secured First Lien Debt			500 11,000	499 10,986

Unirac Holdings, Inc. 1411 Broadway Boulevard NE Albuquerque, NM 87102	Diversified/Conglomerate Manufacturing	Secured First Lien Line of Credit Secured First Lien Debt Secured First Lien Delayed Draw Term Loan			978 14,577 1,108	980 14,925 1,111

Viva Railings, LLC 151 W. Vista Ridge Mall Dr. Lewisville, TX 75067	Diversified/Conglomerate Manufacturing	Secured First Lien Line of Credit Secured First Lien Debt			— 20,747	— 20,436

WorkforceQA, LLC 1430 S Main Street Salt Lake City, UT 84115	Diversified/conglomerate service	Secured First Lien Line of Credit Secured First Lien Debt Secured First Lien Debt Common Stock	2.37%		400 9,971 1,595 532	400 9,987 1,598 359

Subtotal – Non-Control/ Non-Affiliate Proprietary Investments					$659,385	$653,789

Syndicated Investments:

8th Avenue Food & Provisions, Inc. 1400 S Highway Drive Fenton, MO 63026	Beverage, Food and Tobacco	Secured Second Lien Debt			$3,683	$2,495

CHA Holdings, Inc. III Winners Circle PO Box 5269 Albany, NY 12205	Diversified/conglomerate service	Secured Second Lien Debt			2,974	2,820

			Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value
Company	Industry	Investment

				(Dollar amounts in thousands) (unaudited)

Tailwind Smith Cooper Intermediate Corporation 2 Holland Way Exeter, NH 03833	Diversified/Conglomerate Manufacturing	Secured Second Lien Debt		4,856	4,294

Total Safety Holdings, LLC 11111 Wilcrest Green Drive #300 Houston, TX 77042	Oil and gas	Common Equity	0.07%	499	146

Subtotal—Non-Control / Non-Affiliate Syndicated Investments				$12,012	$9,755

Total Non-Control/Non-Affiliate Investments				$671,397	$663,544

AFFILIATE INVESTMENTS

Proprietary Investments:

Canopy Safety Brands, LLC 322 Industrial Court Concord, NC 28025
	Personal and non-durable consumer products	Preferred Stock	7.85%	500	857
		Common Stock	4.81%	800	2,404

Edge Adhesives Holdings, Inc. 5117 Northeast Pkwy Fort Worth, TX 76106	Diversified/conglomerate manufacturing	Secured First Lien Debt Preferred Stock	25.16%	$6,140 5,466	$2,895 —

Encore Dredging Holdings, LLC 3027 Marina Bay Drive Suite 240 League City, TX 77573	Diversified / Conglomerate Service	Preferred Stock	8.69%	3,840	4,265

Total Affiliate Investments				$16,746	$10,421

CONTROL INVESTMENTS

Proprietary Investments:

Defiance Integrated Technologies, Inc. 800 Independence Dr Napoleon, OH 43545	Automobile	Secured Second Lien Debt Common Stock	76.20%	7,425 580	7,425 3,948

Lonestar EMS, LLC 1900 Diplomat Drive Farmers Branch, TX 75234	Diversified/conglomerate manufacturing	Secured First Lien Line of Credit Common Units	100.00%	3,927 6,750	3,927 —

PIC 360, LLC 7000 S Edgerton Road Brecksville, OH 44141	Machinery	Common Equity Units	75.00%	1	284

TNCP Intermediate HoldCo, LLC 1301 Riverfront Parkway, Suite 112 Chattanooga, TN 37402	Printing and publishing	Secured First Lien Line of Credit Common Equity Units	79.00%	900 500	900 3,073

			Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value
Company	Industry	Investment

				(Dollar amounts in thousands) (unaudited)

WB Xcel Holdings, LLC 66-590 Kamehameha Hwy #2A Haleiwa, HI 96712	Personal and non-durable consumer products	Secured First Lien Line of Credit Secured First Lien Debt Preferred Stock	33.33%	1,468 9,825 2,750	1,468 9,825 —

Total Control Proprietary Investments				$34,126	$30,850

Total Investments				$722,269	$704,815

Significant Portfolio Companies

Set forth below is a brief description of each portfolio company in which we have made an investment whose fair value represented greater than 5% of our total assets as of September 30, 2023. Because of the relative size of our investments in these companies, we are exposed to a greater degree to the risks associated with these companies.

Antenna Research Associates, Inc.

Our investment in Antenna Research Associates, Inc. (“Antenna”) has an aggregate fair value of $48.5 million as of September 30, 2023 consisting of secured first lien term debt with a principal amount outstanding of $30.0 million, which matures on November 16, 2026 and common stock with a cost basis of $4.3 million.

Antenna designs and manufactures radio frequency-based sub-systems and integrated antenna systems for commercial and military customers. A significant portion of Antenna’s revenues are directly or indirectly derived from contracts with various government entities which are dependent on funding from federal, state, and/or local governments. A large decline in government funding for such contracted goods or services, whether due to a changing political landscape or the de-prioritization of such spending, could negatively affect Antenna’s revenue generation.

Antenna’s principal executive offices are located at 8880 Gorman Rd, Laurel, MD 20723.

MANAGEMENT

The information contained under the captions “Proposal 1—Election of Directors,” “Information Regarding the Board of Directors and Corporate Governance—Director Independence,” “Executive Compensation,” “Director Compensation” and “Certain Transactions” in our most recent Definitive Proxy Statement with respect to an annual meeting of our stockholders incorporated by reference into Part III of our Annual Report on Form 10-K and “Business” in Part I. Item 1 of our most recent Annual Report on Form 10-K is incorporated by reference herein.

PORTFOLIO MANAGEMENT

We are externally managed by our Adviser, an affiliate of ours, under the Advisory Agreement and another of our affiliates, the Administrator, provides administrative services to us pursuant to the Administration Agreement. Each of the Adviser and Administrator are privately-held companies that are indirectly owned and controlled by David Gladstone, our chairman and chief executive officer. Mr. Gladstone and Terry Lee Brubaker, our chief operating officer, also serve on the board of directors of the Adviser, the board of managers of the Administrator, and serve as executive officers of the Adviser and the Administrator. Our Adviser directly employs personnel that manage our portfolio investments and directly pays our payroll, benefits and general expenses regarding such personnel. The Administrator employs, among others, our chief financial officer and treasurer, chief valuation officer, chief compliance officer, general counsel and secretary (who also serves as the president of the Administrator) and their respective staffs. In addition to the fees payable under the Advisory Agreement and the Administration Agreement (as described below), we pay our direct expenses, including directors’ fees, legal and accounting fees and stockholder related expenses. The Adviser and Administrator have extensive experience in our lines of business and also provide investment advisory and administrative services, respectively, to our affiliates, including the Affiliated Public Funds. In the future, the Adviser and Administrator may provide investment advisory and administrative services, respectively, to other funds and companies, both public and private.

Management Services Provided to Us by our Adviser

Our Adviser is a Delaware corporation registered as an investment adviser under the Advisers Act. Subject to the overall supervision of our Board of Directors, our Adviser provides investment advisory and management services to us. Under the terms of our Advisory Agreement, our Adviser has investment discretion with respect to our capital and, in that regard:

•	determines the composition of our portfolio, the nature and timing of the changes to our portfolio, and the manner of implementing such changes;

•	identifies, evaluates, and negotiates the structure of the investments we make (including performing due diligence on our prospective portfolio companies);

•	closes and monitors the investments we make; and

•	makes available on our behalf, and provides if requested, managerial assistance to our portfolio companies.

Our Adviser’s services under the Advisory Agreement are not exclusive, and it is free to furnish similar services to other entities, provided that its services to us are not impaired.

Portfolio Management

Our Adviser takes a team approach to portfolio management; however, the following persons are primarily responsible for the day-to-day management of our portfolio: David Gladstone, Terry Lee Brubaker, Robert L.

Marcotte, whom we collectively refer to as the Portfolio Managers. In addition, our Adviser has an investment committee that evaluates and approves each of our investments. This investment committee is currently comprised of Messrs. Gladstone, Brubaker, and Marcotte; Mr. John Sateri, who is a managing director of our Adviser; and Ms. Laura Gladstone, who is a managing director of our Adviser. Our investment decisions are made on our behalf by the investment committee of our Adviser upon approval of at least 75% of the investment committee.

Mr. Gladstone has served as the chairman and the chief executive officer of the Adviser, since he founded the Adviser in 2002, along with Mr. Brubaker. Mr. Brubaker has served as the vice chairman and chief operating officer of the Adviser since 2002 and served as secretary of the Adviser from 2002 to February 2011. Mr. Marcotte has served as an executive managing director of the Adviser since December 2013 and as our president since January 2014. Mr. Sateri has been a managing director of our Adviser since 2007. Ms. Gladstone has been a managing director of our Adviser since 2001. Ms. Gladstone and Mr. Sateri each have over 20 years of experience in investing in middle market companies and continue to hold the role of managing director with the Company and the Adviser. For more complete biographical information on Messrs. Gladstone, Brubaker and Marcotte, see “Proposal 1—Election of Directors” in our most recent Definitive Proxy Statement for our Annual Meeting of Stockholders which is incorporated by reference herein.

As discussed above, Messrs. Gladstone, Brubaker and Marcotte are all officers or directors, or both, of our Adviser, and Messrs. Gladstone and Brubaker are managers of the Administrator. Mr. Gladstone is also the sole stockholder of the parent company of the Adviser and the Administrator. Although we believe that the terms of the Advisory Agreement and the Administration Agreement are no less favorable to us than those that could be obtained from unaffiliated third parties in arms’ length transactions, our Adviser and Administrator and their officers and its directors have a material interest in the terms of these agreement.

Our Adviser and Administrator provide investment advisory and administration services, respectively, to the other Affiliated Public Funds. As such, certain of our Portfolio Managers also are primarily responsible for the day-to-day management of the portfolios of other pooled investment vehicles in the Affiliated Public Funds that are managed by the Adviser. As of the date hereof, Messrs. Gladstone, Brubaker and David Dullum (the president of Gladstone Investment and an executive managing director of the Adviser) are primarily responsible for the day-to-day management of the portfolio of Gladstone Investment, another publicly-traded BDC; Messrs. Gladstone, Brubaker and Arthur Cooper (the president of Gladstone Commercial and an executive managing director of the Adviser) are primarily responsible for the day-to-day management of Gladstone Commercial, a publicly-traded real estate investment trust; and Messrs. Gladstone and Brubaker are primarily responsible for the day-to-day management of Gladstone Land, a publicly traded real estate investment trust. As of September 30, 2023, the Adviser had an aggregate of approximately $4.0 billion in total assets under management in the Company and the Affiliated Public Funds, all of which is subject to performance-based advisory fees and for which Messrs. Gladstone and Brubaker are primarily responsible for the day-to-day management.

Conflicts of Interest

As discussed above, the Portfolio Managers who are our executive officers and directors, and the officers and directors of the Adviser, serve or may serve as officers, directors, or principals of entities that operate in the same or a related line of business as we do or of investment funds managed by our affiliates. Accordingly, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of us or our stockholders. For example, Mr. Gladstone, our chairman and chief executive officer, is chairman of the board and chief executive officer of the Adviser, the Administrator and the Affiliated Public Funds. In addition, Mr. Brubaker, our chief operating officer, is vice chairman and chief operating officer of the Adviser, the Administrator and the Affiliated Public Funds. Mr. Marcotte, our president, is an executive managing director of the Adviser. Moreover, the Adviser may establish or sponsor other investment vehicles which from time to time may have potentially overlapping investment objectives with ours and accordingly may invest in, whether principally or secondarily, asset classes we target. While the Adviser generally has broad authority to make investments on behalf of the investment vehicles that it advises, the Adviser has adopted investment allocation procedures to address these potential conflicts and intends to direct investment opportunities to the Company or the Affiliated Public Fund with the investment strategy that most closely fits the investment opportunity. Nevertheless, the management of the Adviser may face conflicts in the allocation of investment opportunities to other entities managed by the Adviser. As a result, it is possible that we may not be given the opportunity to participate in certain investments made by other funds managed by the Adviser.

In certain circumstances, we may make investments in a portfolio company in which one of our affiliates has or will have an investment, subject to satisfaction of any regulatory restrictions and, where required, the prior approval of our Board of Directors. As of September 30, 2023, our Board of Directors has approved the following types of transactions:

•

Our affiliate, Gladstone Commercial, may, under certain circumstances, lease property to portfolio companies that we do not control. We may pursue such transactions only if (i) the portfolio company is not controlled by us or any of our affiliates, (ii) the portfolio company satisfies the tenant underwriting criteria of Gladstone Commercial, and (iii) the transaction is approved by a majority of our independent directors and a majority of the independent directors of Gladstone Commercial. We expect that any such negotiations between Gladstone Commercial and our portfolio companies would result in lease terms consistent with the terms that the portfolio companies would be likely to receive were they not portfolio companies of ours.

•

We may invest simultaneously with our affiliate Gladstone Investment in senior loans in the broadly syndicated market whereby neither we nor any affiliate has the ability to dictate the terms of the loans.

•

Pursuant to the Co-Investment Order, under certain circumstances, we may co-invest with Gladstone Investment and any future BDC or closed-end management investment company that is advised by the Adviser (or sub-advised by the Adviser if it controls the fund) or any combination of the foregoing subject to the conditions included therein.

Certain of our officers, who are also officers of the Adviser, may from time to time serve as directors of certain of our portfolio companies. If an officer serves in such capacity with one of our portfolio companies, such officer will owe fiduciary duties to stockholders of the portfolio company, which duties may from time to time conflict with the interests of our stockholders.

In the course of our investing activities, we will pay management and incentive fees to the Adviser and will reimburse the Administrator for certain expenses it incurs. As a result, investors in our common stock will invest on a “gross” basis and receive distributions on a “net” basis after expenses, resulting in a lower rate of return than one might achieve through our investors themselves making direct investments. As a result of this arrangement, there may be times when the management team of the Adviser has interests that differ from those of our stockholders, giving rise to a conflict. In addition, as a BDC, we make available significant managerial assistance to our portfolio companies and provide other services to such portfolio companies. While neither we nor the Adviser currently receive fees in connection with managerial assistance, the Adviser and Gladstone Securities have, at various times, provided other services to certain of our portfolio companies and received fees for services other than managerial assistance as discussed in “Business— Ongoing Management of Investments and Portfolio Company Relationships — Managerial Assistance and Services” in Part I, Item 1 of our most recent Annual Report on Form 10-K.

Portfolio Manager Compensation

The Portfolio Managers receive compensation from our Adviser in the form of a base salary plus a bonus. Each Portfolio Manager’s base salary is determined by a review of salary surveys for persons with comparable experience who are serving in comparable capacities in the industry. Each Portfolio Manager’s base salary is set and reviewed yearly. Like all employees of the Adviser, a Portfolio Manager’s bonus is tied to the post-tax performance of the Adviser and the entities that it advises. A Portfolio Manager’s bonus increases or decreases when the Adviser’s income increases or decreases. The Adviser’s income, in turn, is directly tied to the management and incentive fees earned in managing its investment funds, including us. Pursuant to the Advisory Agreement, the Adviser receives a base management fee and an incentive fee based on net investment income in excess of the hurdle rates and capital gains as set out in the Advisory Agreement. During the fiscal years ended September 30, 2023, 2022 and 2021, we incurred net fees of approximately $18.9 million, $13.0 million and $11.5 million, respectively, to our Adviser under the Advisory Agreement. See “Business – Transactions with Related Parties – Investment Advisory and Management Agreement” in Part I, Item 1 of our most recent Annual Report on Form 10-K for a full discussion of how such fees are computed and paid. A discussion regarding the basis for the Board of Directors approving the Advisory Agreement is available in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

Portfolio Manager Beneficial Ownership

The following table sets forth, as of September 30, 2023, the dollar range of equity securities that are beneficially owned by each of our Portfolio Managers.

Name	Dollar Range of Equity Securities of the Company Owned by Directors (1)(2)
David Gladstone	Over $1,000,000
Terry Lee Brubaker	Over $1,000,000
Robert L. Marcotte	Over $1,000,000

(1)	Ownership is calculated in accordance with Rule 16-1(a)(2) of the Exchange Act.
(2)

The dollar range of equity securities beneficially owned is calculated by multiplying the closing price of the respective class as reported on Nasdaq as of September 30, 2023, times the number of shares of the respective class so beneficially owned and aggregated accordingly.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

The information contained under the captions “Security Ownership of Certain Beneficial Owners and Management” in our most recent Definitive Proxy Statement with respect to an annual meeting of our stockholders incorporated by reference into Part III of our Annual Report on Form 10-K is incorporated by reference herein.

DIVIDEND REINVESTMENT PLAN

Our transfer agency and services agreement with our transfer agent, Computershare, Inc. (“Computershare”), authorizes Computershare to provide a dividend reinvestment plan that allows for reinvestment of our distributions on behalf of our common stockholders upon their election as provided below. As a result, if our Board of Directors authorizes, and we declare, a cash dividend, then our common stockholders who have “opted in” to the dividend reinvestment plan will not receive cash dividends but, instead, such cash dividends will automatically be reinvested in additional shares of our common stock.

Pursuant to the dividend reinvestment plan, if your shares of our common stock are registered in your own name you can have all distributions reinvested in additional shares of our common stock by Computershare, as the plan agent, if you enroll in the dividend reinvestment plan by delivering an enrollment form to the plan agent prior to the corresponding dividend record date, available at www.computershare.com/investor. The plan agent will effect purchases of our common stock under the dividend reinvestment plan in the open market.

If you do not elect to participate in the dividend reinvestment plan, you will receive all distributions in cash paid by check mailed directly to you (or if you hold your shares in street or other nominee name, then to your nominee) as of the relevant record date, by the plan agent, as our distribution disbursing agent. If your shares are held in the name of a broker or nominee, you can transfer the shares into your own name and then enroll in the dividend reinvestment plan or contact your broker or nominee to determine if they offer a dividend reinvestment plan.

The plan agent serves as agent for the holders of our common stock in administering the dividend reinvestment plan. After we declare a dividend, the plan agent will, as agent for the participants, receive the cash payment and use it to buy common stock on Nasdaq or elsewhere for the participants’ accounts. The price of the shares will be the weighted average price of all shares purchased by the plan agent on such trade date or dates.

Stockholders can obtain additional information about, and participants in the dividend reinvestment plan may withdraw from, the dividend reinvestment plan at any time by contacting Computershare online at www.computershare.com/investor, via telephone at (781) 575-2000 or by mailing a request to 150 Royall Street, Canton, Massachusetts 02021 or by selling or transferring all applicable shares. If the plan agent receives a request to withdraw near a dividend record date, the plan agent, in its sole discretion, may either distribute such dividends in cash or reinvest the shares on behalf of the withdrawing participant. If such dividends are reinvested, the plan agent will process the withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed.

The plan agent will maintain each participant’s account in the dividend reinvestment plan and will furnish periodic written confirmations of all transactions in such account, including information needed by the stockholder for personal and tax records. Common stock in the account of each dividend reinvestment plan participant will be held by the plan agent in non-certificated form in the name of such participant; however participants may request that such shares be certificated in their name. The plan agent will provide proxy materials relating to our stockholders’ meetings that will include those shares purchased through the plan agent, as well as shares held pursuant to the dividend reinvestment plan.

We pay the plan agent’s fees for the handling or reinvestment of dividends and other distributions. If a participant elects by written notice to the plan agent prior to termination of his or her account to have the plan agent sell part or all of the shares held by the plan agent in the participant’s account and remit the proceeds to the participant, the plan agent is authorized to deduct a transaction fee of $15.00 for each batch order sale and $25.00 for each market order, day limit order and good-til-canceled limit order sale, plus brokerage commissions of $0.10 per share, from the proceeds. The participants in the dividend reinvestment plan will also bear a transaction fee of up to $5.00, plus per share brokerage commissions of $0.10, incurred with respect to open market purchases.

Distributions are taxable whether paid in cash or reinvested in additional shares, and the reinvestment of distributions pursuant to the dividend reinvestment plan will not relieve participants of any U.S. federal income tax or state income tax that may be payable or required to be withheld on such distributions. For more information regarding taxes that our stockholders may be required to pay, see “Material U.S. Federal Income Tax Considerations.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This is a general summary of certain material U.S. federal income tax considerations applicable to us, to our qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code and to the ownership and disposition of our common stock. This discussion applies only to beneficial owners that acquired our shares in an initial offering.

This summary does not purport to be a complete description of all the income tax considerations applicable to an investment in our common stock. In particular, we have not described certain considerations that may be relevant to certain types of stockholders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, pension plans and trusts, financial institutions, real estate investment trusts, RICs, banks and other financial institutions, stockholders that are treated as partnerships for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States or entitled to claim the benefits of an applicable income tax treaty, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, “controlled foreign corporations,” “passive foreign investment companies” and persons that will hold our common stock as a position in a “straddle,” “hedge” or as part of a “constructive sale” for U.S. federal income tax purposes or to the owners or partners of a stockholder. If we issue preferred stock that may be convertible into or exercisable or exchangeable for securities or other property or preferred stock with other terms that may have different U.S. federal income tax consequences that those described in this summary, the U.S. federal income tax consequences of that preferred stock will be described in the relevant prospectus supplement. This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, its legislative history, existing and proposed U.S. Treasury regulations and published rulings and court decisions all as currently in effect, all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, and do not expect to seek, any ruling from the Internal Revenue Service (“IRS”) regarding any matter discussed herein, and this discussion is not binding on the IRS. Accordingly, there can be no assurance that the IRS will not assert, and a court will not sustain, a position contrary to any of the tax consequences discussed herein.

This summary does not discuss any aspect of state, local or foreign tax laws, or the U.S. estate or gift tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invest in tax-exempt securities or certain other investment assets. For purposes of this discussion, a “U.S. stockholder” is a beneficial owner of our common stock who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust, if a court within the United States has primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, a “non-U.S. stockholder” is a beneficial owner of our common stock that is not a U.S. stockholder.

An investment in shares is complex, and certain aspects of the U.S. tax treatment of such investment are not certain. Tax matters are complicated, and the tax consequences of an investment in our common stock will depend on the facts of a stockholder’s particular situation. Holders of our common stock are strongly encouraged to consult their tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock, as well as the effect of state, local and foreign tax laws, and the effect of any possible changes in tax laws.

RIC Status

The information contained under the subheadings “RIC Status”, “Failure to Qualify as a RIC” and “Qualification as a RIC” under the caption “Material U.S. Federal Income Tax Considerations” in Part I. Item 1 of our most recent Annual Report on Form 10-K is incorporated by reference herein.

Our Investments—General

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Gross Income Test. We intend to monitor our transactions and may make certain tax elections in order to mitigate the effects of these provisions; however, no assurances can be given that we will be eligible for any of those tax elections or that any elections we make will fully mitigate the effects of these provisions.

Gain or loss recognized by us from securities and other financial assets acquired by us, as well as any loss attributable to the lapse of options, warrants, or other financial assets taxed as options, generally will be treated as capital gain or loss. The gain or loss generally will be long-term or short-term depending on how long we held a particular security or other financial asset. However, gain on the lapse of an option issued by us will be treated as short-term capital gain.

A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, cause us to recognize taxable income without a corresponding receipt of cash, which could affect our ability to satisfy the Annual Distribution Requirement or the Excise Tax Distribution Requirements or result in unusable capital losses and future non-cash income. Any such transaction could also result in us receiving assets that give rise to non-qualifying income for purposes of the 90% Gross Income Test.

Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

If we purchase shares in a “passive foreign investment company” (a “PFIC”), we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute that income as a taxable dividend to the holders of our common stock. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if that income is not distributed by the QEF. Any required inclusions from the QEF election will be considered “good income” for purposes of the 90% Gross Income Test. Alternatively, we may be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of those shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make either election will depend on factors beyond our control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and that income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Distribution Requirements. See “— Taxation as a Regulated Investment Company” above.

Our functional currency is the U.S. dollar for U.S. federal income tax purposes. Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a currency other than the U.S. dollar and the time we actually collect that income or pay that expense or liability are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts, the disposition of debt denominated in a foreign currency, and other financial transactions denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Taxation of U.S. Stockholders

The following discussion applies only to U.S. stockholders. If you are not a U.S. stockholder, this section does not apply to you. U.S. stockholders who have elected to participate in our dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to U.S. stockholders. A U.S. stockholder will have an adjusted basis in the additional common stock purchased through the plan equal to the dollar amount that would have been received if the U.S. stockholder had received the dividend or distribution in cash, unless we were to issue new shares that are trading at or above net asset value (“NAV”), in which case, the U.S. stockholder’s basis in the new shares would generally be equal to their fair market value. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

Distributions

For any period during which we qualify as a RIC for U.S. federal income tax purposes, distributions to our stockholders attributable to our Investment Company Taxable Income generally will be taxable as ordinary income to our stockholders to the extent of our current or accumulated earnings and profits. We first allocate our earnings and profits to distributions to our preferred stockholders, if any, and then to distributions to our common stockholders based on priority in our capital structure. Any distributions in excess of our earnings and profits will first be treated as a return of capital to the extent of the stockholder’s adjusted basis in his or her shares of stock and thereafter as capital gain. Distributions of our long-term capital gains, reported by us as such, will be taxable to our stockholders as long-term capital gains regardless of the stockholder’s holding period of the stock and whether the distributions are paid in cash or invested in additional stock. Corporate U.S. stockholders generally are eligible for the 50% dividends received deduction with respect to ordinary income dividends received from us, but only to the extent such amount is attributable to dividends received by us from taxable domestic corporations.

A RIC that has two or more classes of stock generally is required to allocate to each class proportionate amounts of each type of its income (such as ordinary income, capital gains, qualified dividend income and dividends qualifying for the dividends-received deduction) based upon the percentage of total distributions paid to each class for the tax year. Accordingly, for any tax year in which we have common shares and preferred shares, we intend to allocate capital gain distributions, distributions of qualified dividend income, and distributions qualifying for the dividends-received deduction, if any, between our common shares and preferred shares in proportion to the total distributions paid to each class with respect to such tax year.

Any distribution declared by us in October, November or December of any calendar year, payable to our stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it were paid by us and received by our stockholders on December 31 of the previous year. In addition, we may elect (in accordance with Section 855(a) of the Code) to relate a distribution back to the prior taxable year if we (1) declare such distribution prior to the later of the extended due date for filing our return for that taxable year or the 15th day of the ninth month following the close of the taxable year, (2) make the election in that return, and (3) distribute the amount in the 12-month period following the close of the taxable year but not later than the first regular distribution payment of the same type following the declaration. Any such election will not alter the general rule that a stockholder will be treated as receiving a distribution in the taxable year in which the distribution is made, subject to the October, November, December rule described above.

If a common stockholder participates in our “opt in” dividend reinvestment plan, then the common stockholder will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions. Any distributions reinvested under the plan will be taxable to the common stockholder to the same extent, and with the same character, as if the common stockholder had received the distribution in cash. The common stockholder will have an adjusted basis in the additional common shares purchased through the plan equal to the dollar amount that would have been received if the U.S. stockholder had received the dividend or distribution in cash, unless we were to issue new shares that are trading at or above net asset value, in which case, the U.S. stockholder’s basis in the new shares would generally be equal to their fair market value. The additional common shares will have a new holding period commencing on the day following the day on which the shares are credited to the common stockholder’s account. The plan agent purchases shares in the open market in connection with the obligations under the plan.

We expect to be treated as a “publicly offered regulated investment company.” As a “publicly offered regulated investment company,” in addition to our dividend reinvestment plan, we may choose to pay a majority of a required dividend in stock rather than cash. In order for the distribution to qualify for the Annual Distribution Requirement, the dividend must be payable at the election of each shareholder in cash or common stock (or a combination of the two), but may have a “cash cap” that limits the total amount of cash paid to not less than 20% of the entire distribution. If shareholders in the aggregate elect to receive an amount of cash greater than the Fund’s cash cap, then each shareholder who elected to receive cash will receive a pro rata share of the cash and the rest of their distribution in stock of the Fund. The value of the portion of the distribution made in common stock will be equal to the amount of cash for which the common stock is substituted, and U.S. stockholders will be subject to tax on those amount as though they had received cash.

We may elect to retain our net capital gain or a portion thereof for investment and be taxed at corporate-level tax rates on the amount retained, and therefore designate the retained amount as a “deemed dividend.” In this case, we may report the retained amount as undistributed capital gains to our U.S. stockholders, who will be treated as if each U.S. stockholder received a distribution of its pro rata share of this gain, with the result that each U.S. stockholder will (i) be required to report its pro rata share of this gain on its tax return as long-term capital gain, (ii) receive a refundable tax credit for its pro rata share of tax paid by us on the gain and (iii) increase the tax basis for its shares of common stock by an amount equal to the deemed distribution less the tax credit. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

If a U.S. stockholder purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the U.S. stockholder will be subject to tax on the distribution even though it economically represents a return of investment.

Sale of Our Shares

A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder sells or otherwise disposes of the shares of our common stock. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held the shares for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. All or a portion of any loss realized upon a taxable disposition of shares will be disallowed under the Code’s “wash sale” rule if other substantially identical shares are purchased within 30 days before or after the disposition. In such a case, the basis of the newly purchased shares will be adjusted to reflect the disallowed loss. Under the tax laws in effect as of the date of this filing, individual U.S. stockholders are subject to a maximum federal income tax rate of 20% on their net capital gain (i.e. the excess of realized net long-term capital gain over realized net short-term capital loss for a taxable year) including any long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to federal income tax on net capital gain at the same rates applied to their ordinary income. Capital losses are subject to limitations on use for both corporate and non-corporate stockholders. Certain U.S. stockholders who are individuals, estates or trusts generally are also subject to a 3.8% Medicare tax on, among other things, dividends on and capital gain from the sale or other disposition of shares of our stock.

We will send to each of our U.S. stockholders, after the end of each calendar year, a notice providing, on a per share and per distribution basis, the amounts includible in the U.S. stockholder’s taxable income for the applicable year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains).

Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions by us out of current or accumulated earnings and profits also generally will not be eligible for the 20% pass through deduction under Section 199A of the Code, although under recently proposed regulations, qualified real estate investment trust dividends earned by us may qualify for the deduction under Section 199A of the Code. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. stockholder’s particular situation.

Tax Shelter Reporting Regulations

If a U.S. stockholder recognizes a loss with respect to our common stock in excess of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year, the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct investors of portfolio securities in many cases are excepted from this reporting requirement, but under current guidance, equity owners of a RIC are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have similar reporting requirements. Shareholders are urged to consult their tax advisor to determine the applicability of these regulations in light of their individual circumstances.

Taxation of non-U.S. stockholders

The following discussion applies only to persons that are non-U.S. stockholders. If you are not a non-U.S. stockholder, this section does not apply to you. Whether an investment in shares of our common stock is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of our common stock by a non-U.S. stockholder may have adverse tax consequences and, accordingly, may not be appropriate for a non-U.S. stockholder. Non-U.S. stockholders are urged to consult their tax advisors before investing in our common stock.

Distributions

Distributions by us to non-U.S. stockholders generally will be subject to U.S. withholding tax (unless lowered or eliminated by an applicable income tax treaty) to the extent payable from our current or accumulated earnings and profits unless an exception applies.

If a non-U.S. stockholder receives distributions and those distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, attributable to a permanent establishment in the United States of that non-U.S. stockholder, those distributions generally will be subject to U.S. federal income tax at the rates applicable to U.S. persons. In that case, we will not be required to withhold U.S. federal income tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements.

Actual or deemed distributions of our net capital gain to a non-U.S. stockholder, and gains recognized by a non-U.S. stockholder upon the sale of our common stock, will not be subject to withholding of U.S. federal income tax and generally will not be subject to U.S. federal income tax unless (a) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States (as discussed above) or (b) the non-U.S. stockholder is an individual, has been present in the United States for 183 days or more during the taxable year, and certain other conditions are satisfied. For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains recognized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” (unless lowered or eliminated by an applicable income tax treaty). Non-U.S. stockholders of our common stock are encouraged to consult their own advisors as to the applicability of an income tax treaty in their individual circumstances.

In general, no U.S. source withholding taxes will be imposed on dividends paid by us to non-U.S. stockholders to the extent the dividends are designated as “interest related dividends” or “short term capital gain dividends.” Under this exemption, interest related dividends and short term capital gain dividends generally represent distributions of interest or short term capital gain that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. stockholder, and that satisfy certain other requirements. No assurance can be given that we will distribute any interest related dividends or short term capital gain dividends.

If we distribute our net capital gain in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the non-U.S. stockholder’s allocable share of the tax we pay on the capital gain deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number (“TIN”) (if one has not been previously obtained) and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. TIN or file a U.S. federal income tax return.

Non-U.S. stockholders who have elected to participate in our “opt-in” dividend reinvestment plan will have their cash dividends and distributions automatically reinvested in additional shares of our common stock, rather than receiving cash dividends and distributions. Any dividends or distributions reinvested under the plan will nevertheless remain taxable to non-U.S. stockholders to the same extent as if those dividends were received in cash. In addition, we have the ability to declare a large portion of a dividend in shares of our common stock, even if a non-U.S. stockholder has not elected to participate in our dividend reinvestment plan, in which case, as long as a portion of the dividend is paid in cash (which portion could be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, our non-U.S. stockholders will be taxed on 100% of the fair market value of the dividend paid entirely or partially in our common stock on the date the dividend is received in the same manner (and to the extent that non-U.S. stockholder is subject to U.S. federal income taxation) as a cash dividend (including the application of withholding tax rules described above), even if most or all of the dividend is paid in common stock. In such a circumstance, we may be required to withhold all or substantially all of the cash we would otherwise distribute to a non-U.S. stockholder.

Backup Withholding and Other Required Withholding

We may be required to withhold U.S. federal income tax (i.e. backup withholding) from all taxable distributions to any non-corporate U.S. stockholder (i) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding, or (ii) with respect to whom the Internal Revenue Service (“IRS”) notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is generally his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s federal income tax liability, provided that proper information is timely provided to the IRS.

Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally require that we obtain information sufficient to identify the status of each shareholder under FATCA or under an applicable intergovernmental agreement (an “IGA”) between the United States and a foreign government. If a shareholder fails to provide the requested information or otherwise fails to comply with FATCA or an IGA, we may be required to withhold under FATCA at a rate of 30% with respect to that shareholder on ordinary dividends it pays. The IRS and the Department of Treasury have issued proposed regulations providing that these withholding rules will not apply to the gross proceeds of share redemptions or capital gain dividends we pay. If a payment is subject to FATCA withholding, we are required to withhold even if such payment would otherwise be exempt from withholding under the rules applicable to foreign shareholders described above (e.g., interest-related dividends). In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a non-U.S. stockholder and the status of the intermediaries through which they hold their shares, non-U.S. stockholders could be subject to this 30% withholding tax with respect to distributions on their shares and proceeds from the sale of their shares. Under certain circumstances, a non-U.S. stockholder might be eligible for refunds or credits of such taxes.

All stockholders are urged to consult their tax advisers with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in our common stock. We will not pay any additional amounts in respect to any amounts withheld.

DESCRIPTION OF OUR SECURITIES

As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of capital stock, $0.001 par value per share, 44,000,000 of which are currently designated as common stock and 6,000,000 of which are currently designated as 6.25% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

The following are the authorized classes of our Securities as of December 1, 2023.

(1) Title of Class	(2) Amount Authorized	(3) Amount Held By us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	44,000,000 shares	—	43,508,897 shares
Series A Preferred Stock	6,000,000 shares	—	—
5.125% Notes due 2026	$150,000,000	—	$150,000,000
3.75% Notes due 2027	$50,000,000	—	$50,000,000
7.75% Notes due 2028	$57,000,000	—	$57,000,000

The following description is a summary based on relevant provisions of our charter and bylaws and the Maryland General Corporation Law. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our charter and bylaws, as amended, and applicable provisions of the Maryland General Corporation Law.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting privileges and, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws.

Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, each share of our common stock is entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any is outstanding at the time. Each share of our common stock is entitled to one vote and does not have cumulative voting rights, which means that holders of a majority of such shares, if they so choose, could elect all of the directors, and holders of less than a majority of such shares would, in that case, be unable to elect any director. Our common stock is listed on Nasdaq under the ticker symbol “GLAD.”

Preferred Stock

Our charter gives the Board of Directors the authority, without further action by stockholders, to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series and to fix the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, terms or conditions of redemption or other rights, any or all of which may be greater than the rights of the common stock. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation, and could also decrease the market price of our common stock.

Any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other Senior Securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. If we offer preferred stock under this prospectus, we will issue an appropriate prospectus supplement. You should read that prospectus supplement for a description of the preferred stock, including, but not limited to, whether there will be an arrearage in the payment of dividends or sinking fund installments, if any, restrictions with respect to the declaration of dividends, requirements in connection with the maintenance of any ratio or assets, or creation or maintenance of reserves, or provisions for permitting or restricting the issuance of additional securities.

Series A Preferred Stock

At the time of issuance, shares of Series A Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable and will have no preemptive, conversion, or exchange rights or rights to cumulative voting. The Series A Preferred Stock will rank equally with shares of all other series of Preferred Stock that we may issue in the future as to payment of dividends and the distribution of our assets upon dissolution, liquidation or winding up of our affairs. The Series A Preferred Stock is, and all other Preferred Stock that we may issue in the future will be, senior to our common stock as to dividends and distributions. We may issue additional series of Preferred Stock in the future. The Series A Preferred Stock will be effectively subordinated to our existing and future indebtedness, including our outstanding series of unsecured notes and any borrowings under the Credit Facility.

The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter including the articles supplementary (the “Articles Supplementary”), which supplement our charter by classifying and designating the terms of the Series A Preferred Stock.

Dividends

Holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors (or a duly authorized committee of the board) and declared by us, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 6.25% per annum of the Liquidation Preference (as defined below) (equivalent to a fixed annual amount of $1.5625 per share) (the “Dividend Rate”). Dividends on shares of the Series A Preferred Stock will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on outstanding shares of the Series A Preferred Stock will accrue and be cumulative from (but excluding) the last day of the most recent dividend period for which dividends have been paid or, if no dividends have been paid and except as otherwise provided in the following sentence, from the date of issuance. If a share of Series A Preferred Stock is issued after the record date for the dividend period in which such share is issued, dividends on such share will accrue and be cumulative from the beginning of the first dividend period commencing after its issuance. Dividends will be payable monthly in arrears, on or about the fifth day of each month for dividends accrued the previous month or such other date as our Board of Directors may designate, to holders of record as they appear in our stock records at the close of business on the applicable record date. The record date for each dividend will be designated by our Board of Directors and will be a date that is prior to the dividend payment date. We currently anticipate the record date will be on or about the 25th of each month, but such date is subject to determination by our Board of Directors.

Ranking

The Series A Preferred Stock will rank, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•	senior to our common stock in priority of payment of dividends and as to the distribution of assets upon dissolution, liquidation or the winding-up of our affairs;

•

equal in priority with all other series of Preferred Stock we may issue in the future as to priority of payment of dividends and as to distributions of assets upon dissolution, liquidation or the winding-up of our affairs; and

•	effectively subordinated to our existing and future indebtedness, including the Notes and borrowings under the Credit Facility.

Share Repurchase Program

General

Subject to certain restrictions and procedures, commencing on the date of original issuance (or, if after the date of original issuance our Board of Directors suspends the share repurchase program of the Series A Preferred Stock, on the date our Board of Directors reinstates such program) and terminating on the earlier to occur of (1) the date upon which our Board of Directors, by resolution, suspends or terminates the optional repurchase right of the holders of the Series A Preferred Stock as described in the Articles Supplementary (the “Share Repurchase Program”), and (2) the date on which shares of the Series A Preferred Stock are listed on a national securities exchange, holders of the Series A Preferred Stock may, at their option, require us to repurchase any or all of their shares of Series A Preferred Stock for a cash payment.

Quarterly Repurchase Limit

Repurchases made under the Share Repurchase Program will be subject to a quarterly repurchase limit of 5% of our then outstanding Series A Preferred Stock (by number of shares outstanding), calculated as of the end of the previous calendar quarter.

Applicable Repurchase Discounts

As a general matter, shares of the Series A Preferred Stock repurchased under the Share Repurchase Program will be made at the liquidation preference of the Series A Preferred Stock (“Liquidation Preference”), or $25.00 per share. plus an amount equal to accrued and unpaid dividends to, but excluding, the “Stockholder Repurchase Date”, which is the tenth calendar day following delivery of such holder’s request that we repurchase shares of the Series A Preferred Stock, or if such tenth calendar day is not a business day, on the next succeeding business day; provided however, the share repurchase amount will be subject to the limitations set forth below:

(1.)	Shares that have not been outstanding for at least one year will be subject to an early repurchase discount of 10% (or at a price of $22.50 per share);

(2.)	Shares that have been outstanding for at least one year but not more than two years will be subject to an early repurchase discount of 6% (or at a price of $23.50 per share); and

(3.)	Shares that have been outstanding for at least two years but not more than three years will be subject to an early repurchase discount of 3% (or at a price of $24.25 per share).

Additional Limitations

Our obligation to repurchase shares of the Series A Preferred Stock is limited to the extent that our Board of Directors determines, in its sole and absolute discretion, that it does not have sufficient funds available, it is restricted by applicable law from making such repurchases, or otherwise suspends or terminates the Share Repurchase Program in its sole and absolute discretion. In the event that our Board of Directors elects to terminate the Share Repurchase Program and subject to satisfaction of any applicable listing requirements, we intend to apply to list the shares of the Series A Preferred Stock on Nasdaq or another national securities exchange within one calendar year of the termination, however, there can be no assurance that a listing will be achieved in such timeframe, or at all.

Repurchase Upon Death

Subject to certain conditions, including the limitations described above, commencing on the date of original issuance, shares of the Series A Preferred Stock held by a natural person upon his or her death may be repurchased at the written request of the holder’s estate for a cash payment equal to the Liquidation Preference, or $25.00 per share, plus an amount equal to accrued and unpaid dividends to, but excluding, the “Death Repurchase Date”, which is the fifteenth calendar day of such estate’s request that we repurchase the shares, or, if such fifteenth calendar day is not a business day, on the next succeeding business day.

Redemption

Mandatory Redemption for Asset Coverage

If we fail to maintain “Asset Coverage” (as defined below) of at least the minimum amount required by Sections 18 and 61 of the 1940 Act (which is currently 150%) as of the time of declaration of dividends or other distributions on our common stock (other than dividends payable in shares of common stock), after deducting the amount of such dividend or other distribution, as of the time of purchase of the Company’s common stock or issuance of any senior security as defined in the 1940 Act, and such failure is not cured as of the close of business on the “Asset Coverage Cure Date” (which is defined as the date that is 90 calendar days following the date of such failure), the Series A Preferred Stock may become subject to mandatory redemption. Any redemptions due to failure to maintain the required Asset Coverage will be made in a non-discriminatory manner and will otherwise be consistent with the requirements of Rule 23c-2 under the 1940 Act, if applicable.

“Asset Coverage” means asset coverage of a class of senior security which is a stock, as defined for purposes of Sections 18(h) and 61 of the 1940 Act as in effect on the date of the Articles Supplementary, determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination.

Optional Redemption by the Company

Except in certain limited circumstances, we cannot redeem the Series A Preferred Stock prior to the earlier of (1) first anniversary of the Termination Date and (2) January 1, 2027. The “Termination Date” is the date that is the earlier of (1) December 31, 2026 (unless the public offering of the Series A Preferred Stock is earlier terminated or extended by our Board of Directors) or (2) the date on which all 6,000,000 shares of Series A Preferred Stock offered in a public offering are sold.

On and after the earlier of (1) first anniversary of the Termination Date and (2) January 1, 2027, at our sole option upon not less than 30 nor more than 60 days’ written notice, we may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accumulated and unpaid dividends on such shares to, but excluding, the date fixed for redemption, without interest. Holders of Series A Preferred Stock to be redeemed must then surrender such Series A Preferred Stock at the place designated in the notice. Upon surrender of the Series A Preferred Stock, the holders will be entitled to the redemption price. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have deposited the funds necessary for such redemption with the paying agent for the benefit of the holders of any of the shares of Series A Preferred Stock to be redeemed, then from and after the redemption date, dividends will cease to accumulate on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed will be selected (1) pro rata, (2) by lot or (3) by any other fair and equitable method that our Board of Directors may choose. Any optional redemptions will be made in a non-discriminatory manner and will otherwise be consistent with the requirements of Rule 23c-2 of the 1940 Act, if applicable.

1940 Act Restrictions on Dividends and Repurchases

For so long as any shares of Preferred Stock are outstanding, we will not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in our common stock) in respect of our common stock, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any such common stock, or (z) pay any proceeds of the liquidation of the Company in respect of such common stock, unless, in each case, (A) immediately thereafter, we will be in compliance with the Asset Coverage limitations applicable to us under the 1940 Act (currently 150%) after deducting the amount of such dividend or distribution or redemption or purchasing price or liquidation proceeds, (B) all cumulative dividends and distributions of shares of all series of Preferred Stock, if any, ranking on parity with the Series A Preferred Stock due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition shall have been declared and paid (or shall have been declared and sufficient funds or deposit securities as permitted by the terms of such Preferred Stock for the payment thereof shall have been deposited irrevocably with the applicable paying agent) and (C) we have deposited deposit securities with the redemption and paying agent in accordance with certain requirements with respect to outstanding Preferred Stock of any series to be redeemed pursuant an Asset Coverage mandatory redemption resulting from the failure to comply with the Asset Coverage for which a notice of redemption shall have been given or shall have been required to be given on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid, out of our assets legally available for distribution to our stockholders, a liquidation distribution equal to the Liquidation Preference, plus an amount equal to any accumulated and unpaid dividends on such shares to, but excluding, the date of payment, but without interest, before any distribution of assets is made to holders of our common stock. If our assets legally available for distribution to stockholders are insufficient to pay in full the Liquidation Preference plus an amount equal to any accumulated and unpaid dividends on the Series A Preferred Stock and the amounts due upon liquidation with respect to such other shares of Preferred Stock, then the available assets will be distributed among the holders of the Series A Preferred Stock and such other series of Preferred Stock ratably so that the amount of assets distributed per share of Series A Preferred Stock and such other series of Preferred Stock will in all cases bear to each other the same ratio that the Liquidation Preference per share on the Series A Preferred Stock and the liquidation preference on such other series of Preferred Stock bear to each other. Written notice of any such liquidation, dissolution or winding up of us, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances will be payable, will be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same appear on the stock transfer records of the Company. After payment of the full amount of the liquidation preference, plus an amount equal to any accumulated and unpaid dividends to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. If we convert into or consolidate or merge with or into any other corporation, trust or entity, effect a statutory share exchange or sell, lease, transfer or convey all or substantially all of our property or business, we will not be deemed to have liquidated, dissolved or wound up.

Voting Rights

Except as otherwise provided in our charter, including the terms of the Series A Preferred Stock, each holder of a share of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held by such holder on each matter submitted to a vote of our stockholders and the holders of outstanding shares of any Preferred Stock, including the Series A Preferred Stock, will vote together with holders of common stock as a single class. Under applicable rules of Nasdaq and Maryland law, we are currently required to hold annual meetings of stockholders.

In addition, the holders of outstanding shares of any Preferred Stock, including the Series A Preferred Stock, will be entitled, as a class, to the exclusion of the holders of all other securities and the common stock, to elect two of our directors at all times (regardless of the total number of directors serving on the Board of Directors). We refer to these directors as the “Preferred Directors”. The holders of outstanding shares of common stock and Preferred Stock, including Series A Preferred Stock, voting together as a single class, will elect the balance of our directors. Under our bylaws, our directors are divided into three classes. At each annual meeting of our stockholders, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Our Preferred Directors will be up for election in 2026.

Notwithstanding the foregoing, if: (1) at the close of business on any dividend payment date for dividends on any outstanding share of any Preferred Stock, including any outstanding shares of Series A Preferred Stock, accumulated dividends (whether or not earned or declared) on the shares of Preferred Stock, including the Series A Preferred Stock, equal to at least two full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the redemption and paying agent or other applicable paying agent for the payment of such accumulated dividends; or (2) at any time holders of any shares of Preferred Stock are entitled under the 1940 Act to elect a majority of our directors (a period when either of the foregoing conditions exists, a “Voting Period”), then the number of members constituting our Board of Directors will automatically be increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of any Preferred Stock, including the Series A Preferred Stock, as described above, would constitute a majority of our Board of Directors as so increased by such smallest number; and the holders of the shares of Preferred Stock, including the Series A Preferred Stock, will be entitled as a class on a one-vote-per-share basis, to elect such additional directors. The terms of office of the individuals who are directors at the time of that election will not be affected by the election of the additional directors. If we thereafter shall pay, or declare and set apart for payment, in full all dividends payable on all outstanding shares of Preferred Stock, including Series A Preferred Stock, for all past dividend periods, or the Voting Period is otherwise terminated, (1) the voting rights stated above shall cease, subject always, however, to the revesting of such voting rights in the holders of shares of Preferred Stock upon the further occurrence of any of the events described herein, and (2) the terms of office of all of the additional directors so elected will terminate automatically. Any Preferred Stock, including Series A Preferred Stock, issued after the date hereof will vote with Series A Preferred Stock as a single class on the matters described above, and the issuance of any other Preferred Stock, including Series A Preferred Stock, by us may reduce the voting power of the holders of Series A Preferred Stock.

As soon as practicable after the accrual of any right of the holders of shares of Preferred Stock to elect additional directors as described above, we will call a special meeting of such holders and notify the Redemption and Paying Agent and/or such other person as is specified in the terms of such Preferred Stock to receive notice, (i) by mailing or delivery by electronic means or (ii) in such other manner and by such other means as are specified in the terms of such Preferred Stock, a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of the delivery by electronic means or mailing of such notice. If we fail to call such a special meeting, it may be called at our expense by any such holder on like notice. The record date for determining the holders of shares of Preferred Stock entitled to notice of and to vote at such special meeting shall be the close of business on the fifth business day preceding the calendar day on which such notice is mailed. At any such special meeting and at each meeting of holders of shares of Preferred Stock held during a Voting Period at which directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all our other securities and classes of capital stock), will be entitled to elect the number of additional directors prescribed above on a one-vote-per-share basis.

Except as otherwise permitted by the terms of the Series A Preferred Stock, so long as any shares of Series A Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of shares of Series A Preferred Stock, voting as a separate class, amend, alter or repeal the provisions of the charter, including the terms of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any privilege, preference, right or power of the Series A Preferred Stock; provided, however, that (i) a change in our capitalization as described under the heading “—Issuance of Additional Preferred Stock” will not be considered to materially and adversely affect the privileges, preferences, rights or powers of Series A Preferred Stock, and (ii) a division of a share of Series A Preferred Stock will be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the holders of shares of Series A Preferred Stock. For purposes of the foregoing, no matter shall be deemed to adversely affect any privilege, preference, right or power of a share of Series A Preferred Stock or the holder thereof unless such matter (i) alters or abolishes any preferential right of such share of Series A Preferred Stock, or (ii) creates, alters or abolishes any right in respect of redemption of such Series A Preferred Stock (other than as a result of a division of such Series A Preferred Stock).

So long as any shares of Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of at least 66 2⁄3% of the shares of Preferred Stock outstanding at the time, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as we are solvent and do not foresee becoming insolvent. No amendment, alteration or repeal of our obligation to redeem the Series A Preferred Stock or to accumulate dividends at the Dividend Rate will be effected without, in each case, the prior unanimous vote or consent of the holders of shares of Series A Preferred Stock. The affirmative vote of the holders of at least a “majority of the outstanding shares of Preferred Stock,” including the shares of Series A Preferred Stock outstanding at the time, voting as a separate class, will be required (i) to approve us ceasing to be, or to withdraw our election as, a BDC, or (ii) to approve any plan of “reorganization” (as such term is defined in Section 2(a)(33) of the 1940 Act) adversely affecting such shares of Preferred Stock. For purposes of the foregoing, the vote of a “majority of the outstanding shares of Preferred Stock” means the vote at an annual or special meeting duly called of (a) 67% or more of such shares present at a meeting, if the holders of more than 50% of such outstanding shares are present or represented by proxy at such meeting, or (b) more than 50% of such outstanding shares, whichever is less.

For purposes of determining any rights of the holders of shares of Series A Preferred Stock to vote on any matter, whether such right is created by our charter, including the terms of the Series A Preferred Stock, by statute or otherwise, no holder of Series A Preferred Stock will be entitled to vote any shares of Series A Preferred Stock and no share of Series A Preferred Stock will be deemed to be “outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or the time of the actual vote on the matter, as the case may be, the requisite Notice of Redemption with respect to such shares of Series A Preferred Stock will have been given in accordance with the terms of the Series A Preferred Stock, and the Redemption Price for the redemption of such shares of Series A Preferred Stock will have been irrevocably deposited with the Redemption and Paying Agent for that purpose. No shares of Series A Preferred Stock held by us will have any voting rights or be deemed to be outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

Unless otherwise required by law or our charter, holders of shares of Series A Preferred Stock will not have any relative rights or preferences or other special rights with respect to voting other than those specifically set forth in the “Voting Rights” section of the Articles Supplementary. The holders of shares of Series A Preferred Stock will have no rights to cumulative voting. In the event that we fail to declare or pay any dividends on Series A Preferred Stock, the exclusive remedy of the holders will be the right to vote for additional directors as discussed above.

Issuance of Additional Preferred Stock

So long as any shares of Series A Preferred Stock are outstanding, we may, without the vote or consent of the holders thereof, authorize, establish and create and issue and sell shares of one or more series of a class of our senior securities representing stock under Sections 18 and 61 of the 1940 Act, ranking on parity with the Series A Preferred Stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or the winding up of our affairs, in addition to then outstanding shares of Series A Preferred Stock, including additional series of Preferred Stock, and authorize, issue and sell additional shares of any such series of Preferred Stock then outstanding or so established and created, including additional shares of the Series A Preferred Stock, in each case in accordance with applicable law, provided that we will, immediately after giving effect to the issuance of such additional Preferred Stock and to our receipt and application of the proceeds thereof, including to the redemption of Preferred Stock with such proceeds, have Asset Coverage as required by Sections 18 and 61 of the 1940 Act (which is currently 150%).

Modification

The Board of Directors, without the vote of the holders of shares of Series A Preferred Stock, may interpret or correct the provisions of the Articles Supplementary to supply any omission, resolve any inconsistency or ambiguity or to cure or correct any defective or inconsistent provision, including any provision that becomes defective after the date hereof because of impossibility of performance or any provision that is inconsistent with any provision of any other Preferred Stock or the common stock.

Subscription Rights

General

We may issue subscription rights to our stockholders to purchase common stock or preferred stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters would purchase any offered Securities remaining unsubscribed after such subscription rights offering to the extent permissible under applicable law. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement would describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the period of time the offering would remain open (which in no event would be less than fifteen business days);

•	the title of such subscription rights;

•	the exercise price for such subscription rights;

•	the ratio of the offering (which in no event would exceed one new share of common stock for each three rights held);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of shares of common stock, or preferred stock, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock or preferred stock purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

Warrants

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common or preferred stock or other equity or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which such principal amount may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common or preferred stock purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive distributions or dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants (except for warrants expiring not later than 120 days after issuance and issued exclusively and ratably to a class of our security holders) on the condition that (1) the warrants expire by their terms within ten years; (2) the exercise or conversion price is not less than the current market value of the securities underlying the warrants at the date of issuance; (3) our stockholders authorize the proposal to issue such warrants (our stockholders approved such a proposal to issue long-term rights, including warrants, in connection with our 2008 annual meeting of stockholders) and a “required majority” of our Board of Directors approves such issuance on the basis that the issuance is in the best interests of Gladstone Capital and our stockholders; and (4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. A “required majority” of our Board of Directors is a vote of both a majority of our directors who have no financial interest in the transaction and a majority of the directors who are not interested persons of the company. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, options and subscription rights at the time of issuance may not exceed 25% of our outstanding voting securities.

Debt Securities

Any debt securities that we issue may be senior or subordinated in priority of payment. If we offer debt securities under this prospectus, we will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange, the name and address of the trustee and any other specific terms of the debt securities.

5.125% Notes due 2026 (the “2026 Notes”)

The 2026 Notes were issued under a base indenture (the “Base Indenture”), dated as of November 6, 2018, and a third supplemental indenture thereto dated as of December 15, 2020, between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) (“U.S. Bank”), as trustee. The 2026 Notes will mature on January 31, 2026. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the 2026 Notes is 5.125% per year and is paid semi-annually in arrears on January 31 and July 31 of each year, and the regular record dates for interest payments are every January 15 and July 15. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The 2026 Notes are not listed on any securities exchange or automated dealer quotation system.

The 2026 Notes were issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2026 Notes are not subject to any sinking fund and holders of the 2026 Notes do not have the option to have the 2026 Notes repaid prior to the stated maturity date.

The following is a summary description of the material terms of the 2026 Notes, the Base Indenture and the third supplemental indenture thereto. The following summary is qualified in its entirety by reference to the Base Indenture and the third supplemental indenture (collectively, the “2026 Notes indenture”).

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants apply to the 2026 Notes:

•

We agree that for the period of time during which the 2026 Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act. Currently, these provisions generally prohibit us from incurring additional debt or issuing additional debt or preferred securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance.

•

We will not violate Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions thereto of the 1940 Act giving effect to any no-action relief granted by the SEC to another BDC and upon which we may reasonably rely (or to us if we determine to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act in order to maintain such BDC’s status as a RIC under Subchapter M of the Code. These provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, is below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase.

•

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the 2026 Notes and the trustee, for the period of time during which the 2026 Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable generally accepted accounting principles in the United States (“GAAP”).

Optional Redemption

The 2026 Notes may be redeemed in whole or in part at any time or from time to time at our option, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price (as determined by us) equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date: (1) 100% of the principal amount of the 2026 Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the 2026 Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 50 basis points; provided, however, that if we redeem any 2026 Notes on or after October 31, 2025 (the date falling three months prior to the maturity date of the 2026 Notes), the redemption price for the 2026 Notes will be equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided, further, that no such partial redemption shall reduce the portion of the principal amount of a note not redeemed to less than $2,000.

Conversion and Exchange

The 2026 Notes are not convertible into or exchangeable for other securities.

Events of Default

The term “Event of Default” in respect of the 2026 Notes means any of the following:

•	We do not pay the principal of (or premium on, if any) any 2026 Note when due and payable at maturity;

•	We do not pay interest on any 2026 Note when due and payable, and such default is not cured within 30 days of its due date;

•

We remain in breach of any other covenant in respect of the 2026 Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding 2026 Notes);

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days; or

•	On the last business day of each of twenty-four consecutive calendar months, the 2026 Notes have an asset coverage (as such term is defined in the 1940 Act) of less than 100%.

An Event of Default for the 2026 Notes may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of the 2026 Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the 2026 Notes may declare the entire principal amount of all the 2026 Notes to be due and immediately payable, but this does not entitle any holder of 2026 Notes to any redemption payout or redemption premium. Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the 2026 Notes indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability reasonably satisfactory to it (called an “indemnity”).

Defeasance and Covenant Defeasance

The 2026 Notes are subject to defeasance by us. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the 2026 Notes when due and satisfying any additional conditions required under the 2026 Notes indenture relating to the 2026 Notes, we will be deemed to have been discharged from our obligations under the 2026 Notes.

The 2026 Notes are subject to covenant defeasance by us. In the event of a “covenant defeasance,” upon depositing such funds and satisfying conditions similar to those for defeasance we would be released from certain covenants under the 2026 Notes indenture. The consequences to the holders of the 2026 Notes would be that, while they would no longer benefit from certain covenants under the 2026 Notes indenture, and while the 2026 Notes could not be accelerated for any reason, the holders of the 2026 Notes nonetheless could look to the Company for repayment of the 2026 Notes if there were a shortfall in the funds deposited with the trustee or the trustee is prevented from making a payment.

Indenture Provisions—Ranking

The 2026 Notes are our direct unsecured obligations and rank:

•	pari passu with our existing and future unsecured, unsubordinated indebtedness, including the 2027 Notes (as defined below) and the 2028 Notes;

•	senior to our Series A Preferred Stock and any series of preferred stock that we may issue in the future;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the 2026 Notes;

•

effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and any other future subsidiaries of the Company, including, without limitation, borrowings under the Credit Facility.

3.75% Notes due 2027 (the “2027 Notes”)

The 2027 Notes were issued under the Base Indenture and a fourth supplemental indenture thereto dated as of November 4, 2021, entered into between us and U.S. Bank, as trustee. The 2027 Notes will mature on May 1, 2027. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the 2027 Notes is 3.75% per year and will be paid semi-annually in arrears on May 1 and November 1 of each year, and the regular record dates for interest payments will be every April 15 and October 15. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The 2027 Notes are not listed on any securities exchange or automated dealer quotation system.

The 2027 Notes were issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2027 Notes are not subject to any sinking fund and holders of the 2027 Notes do not have the option to have the 2027 Notes repaid prior to the stated maturity date.

The following is a summary description of the material terms of the 2027 Notes, the Base Indenture and the fourth supplemental indenture thereto. The following summary is qualified in its entirety by reference to the Base Indenture and the fourth supplemental indenture (collectively, the “2027 Notes indenture”).

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants will apply to the 2027 Notes:

•

We agree that for the period of time during which the 2027 Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act. Currently, these provisions generally prohibit us from incurring additional debt or issuing additional debt or preferred securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such incurrence or issuance.

•

We will not violate Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions thereto of the 1940 Act giving effect to any no-action relief granted by the SEC to another BDC and upon which we may reasonably rely (or to us if we determine to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act in order to maintain such BDC’s status as a RIC under Subchapter M of the Code. These provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage, as defined in the 1940 Act, is below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution or purchase.

•

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the 2027 Notes and the trustee, for the period of time during which the 2027 Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable GAAP.

Optional Redemption

The 2027 Notes may be redeemed in whole or in part at any time or from time to time at our option, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price (as determined by us) equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date: (1) 100% of the principal amount of the 2027 Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the 2027 Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 50 basis points; provided, however, that if we redeem any Notes on or after February 1, 2027 (the date falling three months prior to the maturity date of the 2027 Notes), the redemption price for the 2027 Notes will be equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided, further, that no such partial redemption shall reduce the portion of the principal amount of a note not redeemed to less than $2,000.

Conversion and Exchange

The 2027 Notes are not convertible into or exchangeable for other securities.

Events of Default

The term “Event of Default” in respect of the 2027 Notes means any of the following:

•	We do not pay the principal of (or premium on, if any) any 2027 Note when due and payable at maturity;

•	We do not pay interest on any 2027 Note when due and payable, and such default is not cured within 30 days of its due date;

•

We remain in breach of any other covenant in respect of the 2027 Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding notes);

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days; or

•	On the last business day of each of twenty-four consecutive calendar months, the 2027 Notes have an asset coverage (as such term is defined in the 1940 Act) of less than 100%.

An Event of Default for the 2027 Notes may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of the 2027 Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, then and in every case (other than an Event of Default specified in the penultimate bullet point above), the trustee or the holders of not less than 25% in principal amount of the 2027 Notes may declare the entire principal amount of all the 2027 Notes to be due and immediately payable, but this does not entitle any holder of notes to any redemption payout or redemption premium. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in the penultimate bullet point above, 100% of the principal of and accrued and unpaid interest on the 2027 Notes will automatically become due and payable. In certain circumstances, a declaration of acceleration of maturity pursuant to either of the prior two sentences may be canceled by the holders of a majority in principal amount of the 2027 Notes if (1) we have deposited with the trustee all amounts due and owing with respect to the 2027 Notes (other than principal or any payment that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Defeasance and Covenant Defeasance

The 2027 Notes are subject to defeasance by us. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the 2027 Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the 2027 Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the 2027 Notes indenture.

The 2027 Notes are subject to covenant defeasance by us. In the event of a “covenant defeasance,” upon depositing such funds and satisfying conditions similar to those for defeasance we would be released from certain covenants under the 2027 Notes indenture. The consequences to the holders of the 2027 Notes would be that, while they would no longer benefit from certain covenants under the 2027 Notes indenture, and while the 2027 Notes could not be accelerated for any reason, the holders of the 2027 Notes nonetheless could look to the Company for repayment of the 2027 Notes if there were a shortfall in the funds deposited with the trustee or the trustee is prevented from making a payment.

Indenture Provisions—Ranking

The 2027 Notes will be our direct unsecured obligations and will rank:

•	pari passu with our existing and future unsecured, unsubordinated indebtedness, including the 2026 Notes and 2028 Notes;

•	senior to our Series A Preferred Stock and any series of preferred stock that we may issue in the future;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the 2027 Notes;

•

effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and any other future subsidiaries of the Company, including, without limitation, borrowings under the Credit Facility.

7.75% Notes due 2028 (the “2028 Notes”)

The 2028 Notes were issued under the Base Indenture and a fifth supplemental indenture thereto dated August 17, 2023, between us and U.S. Bank, as trustee. The 2028 Notes will mature on September 1, 2028. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the 2028 Notes is 7.75% per year and will be paid every March 1, June 1, September 1 and December 1, and the regular record dates for interest payments will be every February 15, May 15, August 15 and November 15. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The 2028 Notes are listed on Nasdaq under the symbol “GLADZ.”

The 2028 Notes were issued in denominations of $25 and integral multiples of $25 in excess thereof. The 2028 Notes are not subject to any sinking fund and holders of the 2028 Notes do not have the option to have the 2028 Notes repaid prior to the stated maturity date.

The following is a summary description of the material terms of the 2028 Notes, the Base Indenture and the fifth supplemental indenture thereto. The following summary is qualified in its entirety by reference to the Base Indenture and the fifth supplemental indenture (collectively, the “2028 Notes indenture”).

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants will apply to the 2028 Notes:

•

We agree that for the period of time during which the 2028 Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in either case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from incurring additional indebtedness, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.

•

We agree that for the period of time during which 2028 Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution, upon a class of our capital stock, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, we have an asset coverage, as defined in the 1940 Act, of at least the threshold specified under Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act or any successor provisions thereto of the 1940 Act, after deducting the amount of such dividend, distribution or purchase price, as the case may be, and in each case giving effect to any no-action relief granted by the SEC to another BDC and upon which we may reasonably rely (or to us if we determine to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act, in order to maintain such BDC’s status as a RIC under Subchapter M of the Code.

•

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the 2028 Notes and the trustee, for the period of time during which the 2028 Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable GAAP.

Optional Redemption

The 2028 Notes may be redeemed in whole or in part at any time or from time to time at our option on or after September 1, 2025, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the 2028 Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

Conversion and Exchange

The 2028 Notes are not convertible into or exchangeable for other securities.

Events of Default

The term “Event of Default” in respect of the 2028 Notes means any of the following:

•	We do not pay the principal of any 2028 Note when due and payable at maturity;

•	We do not pay interest on any 2028 Note when due and payable, and such default is not cured within 30 days of its due date;

•

We remain in breach of any other covenant in respect of the 2028 Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding 2028 Notes);

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days; or

•	On the last business day of each of twenty-four consecutive calendar months, the 2028 Notes have an asset coverage (as such term is defined in the 1940 Act) of less than 100%.

An Event of Default for the 2028 Notes may, but does not necessarily, constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of the 2028 Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the 2028 Notes may declare the entire principal amount of all the 2028 Notes to be due and immediately payable, but this does not entitle any holder of 2028 Notes to any redemption payout or redemption premium. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the 2028 Notes if (1) we have deposited with the trustee all amounts due and owing with respect to the 2028 Notes (other than principal or any payment that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee indemnity, security or both against costs, expenses and liability reasonably satisfactory to it (called an “indemnity”). If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the 2028 Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Defeasance and Covenant Defeasance

The 2028 Notes are subject to defeasance by us. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the 2028 Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the 2028 Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the 2028 Notes indenture.

The 2028 Notes are subject to covenant defeasance by us. In the event of a “covenant defeasance,” upon depositing such funds and satisfying conditions similar to those for defeasance we would be released from certain covenants under the 2028 Notes indenture. The consequences to the holders of the 2028 Notes would be that, while they would no longer benefit from certain covenants under the 2028 Notes indenture, and while the 2028 Notes could not be accelerated for any reason, the holders of the 2028 Notes nonetheless could look to the Company for repayment of the 2028 Notes if there were a shortfall in the funds deposited with the trustee or the trustee is prevented from making a payment.

Ranking

The 2028 Notes will be our direct unsecured obligations and will rank:

•	pari passu with our existing and future unsecured, unsubordinated indebtedness, including our 2026 Notes and our 2027 Notes;

•	senior to our Series A Preferred Stock and any series of preferred stock that we may issue in the future;

•	senior to any of our future indebtedness that expressly provides it is subordinated to the 2028 Notes;

•

effectively subordinated to any future secured indebtedness of Gladstone Capital Corporation (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness; and

•

structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries and any other future subsidiaries of Gladstone Capital Corporation, including borrowings under the Credit Facility.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR

CHARTER AND BYLAWS

Our charter and bylaws and the Maryland General Corporation Law contain certain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to our charter and bylaws, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part.

Classified Board of Directors

In accordance with our bylaws, our Board of Directors is divided into three classes of directors serving staggered three-year terms, with the term of directors in each class expiring at the annual meeting of stockholders held in the third year following the year of their election. Two classes have two directors each and one class has three directors. A classified board may render more difficult a change in control of us or removal of our incumbent management. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure continuity and stability of our management and policies.

Our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. Because our directors may only be removed for cause, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, our classified board could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us or another transaction that might involve a premium price for our common stock that might be in the best interest of our stockholders.

Number of Directors; Removal; Vacancies

Our charter provides that the number of directors will be determined pursuant to our bylaws but shall never be less than the number permitted by law. Our bylaws provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. In addition, our bylaws provide that the number of directors shall not be increased by 50% or more in any 12-month period without the approval of two-thirds of the members of our Board of Directors then in office. Our bylaws provide that any vacancies may be filled only by the vote of a majority of the remaining directors, even if less than a quorum, and the directors so appointed shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until their successors are elected and qualified. Notwithstanding the foregoing, if the stockholders of any class or series are entitled separately to elect one or more directors, a majority of the remaining directors elected by that class or series or the sole remaining director elected by that class or series may fill any vacancy among the number of directors elected by that class or series.

A plurality of all votes cast at a meeting at which a quorum is present is sufficient to elect a director. Our directors may only be removed for cause and only by the affirmative vote of at least a majority of all the votes entitled to be cast by our stockholders generally in the election of directors. This provision, when coupled with the power of our Board of Directors to fill vacancies on our Board of Directors, precludes stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and could preclude stockholders from filling the vacancies created by such removal with their own nominees.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual or special meeting of our stockholders, which we refer to as the stockholder notice procedure.

The stockholder notice procedure provides that with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of business to be considered by our stockholders at an annual meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and the nominee or business proposal, as applicable. With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our Board of Directors or (2) by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and the nominee.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Authority to Issue Preferred Stock without Stockholder Approval

Our charter permits our Board of Directors to issue up to 50,000,000 shares of capital stock. Our Board of Directors may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our Board of Directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock.

Amendment of Charter and Bylaws

Our charter may be amended, altered, changed or repealed, subject to the terms of any class or series of preferred stock, only if advised by our Board of Directors and approved by our stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

Our charter also provides that the bylaws may be adopted, amended, altered, changed or repealed by our Board of Directors. Any action taken by our stockholders with respect to adopting, amending, altering, changing or repealing our bylaws may be taken only by the affirmative vote of the holders of at least 75% of our capital stock, voting together as a single class.

These provisions are intended to make it more difficult for stockholders to circumvent certain other provisions contained in our charter and bylaws, such as those that provide for the classification of our Board of

Directors. These provisions, however, also will make it more difficult for stockholders to amend the charter or bylaws without the approval of the Board of Directors, even if a majority of the stockholders deems such amendment to be in the best interests of all stockholders.

Indemnification and Limitation of Liability of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Subject to the 1940 Act, or any valid rule, regulation or order of the SEC thereunder, our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any director or officer, whether serving our company or at our request any other entity. Our charter also permits us to indemnify and advance expenses to any employee or agent of our company to the extent authorized by our Board of Directors or the bylaws and permitted by law.

Our bylaws obligate us, to the maximum extent required by Maryland law or the charter, to indemnify any person who was or is a party or is threatened to be made a party to any threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise if our board of directors determines that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company, and, in the case of any criminal action or proceeding, that such person had no reasonable cause to believe that such person’s conduct was unlawful. However, our bylaws permit us to advance expenses only so long as, in addition to the requirements above, we obtain security for the advance from the director or officer, we obtain insurance against losses arising by reason of lawful advances or we determine that there is reason to believe that the director or officer will be found entitled to indemnification.

These provisions on indemnification and limitation of liability are subject to the limitations of the 1940 Act that prohibit us from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

SHARE REPURCHASES

Shares of closed-end investment companies, including BDCs, frequently trade at discounts to NAV. We cannot predict whether our shares will trade above, at or below NAV. The market price of our common stock is determined by, among other things, the supply and demand for our shares, our investment performance and investor perception of our overall attractiveness as an investment as compared with alternative investments. Our Board of Directors may authorize our officers, in their discretion and subject to compliance with the 1940 Act and other applicable law, to purchase on the open market or in privately negotiated transactions, outstanding shares of our common stock in the event that our shares trade at a discount to NAV. We cannot assure you that we will ever conduct any open market purchases and if we do conduct open market purchases, we may terminate them at any time.

In addition, if our shares publicly trade for a substantial period of time at a substantial discount to our then current NAV per share, our Board of Directors may consider authorizing periodic repurchases of our shares or other actions designed to eliminate the discount. Our Board of Directors could consider any relevant factors in determining whether to take any such actions, including the effect of such actions on our status as a RIC under the Code and the availability of cash to finance these repurchases in view of the restrictions on our ability to borrow. We cannot assure you that any share repurchases will be made or that if made, they will reduce or eliminate market discount. Should we make any such repurchases in the future, we expect that we would make them at prices at or below the then current NAV per share. Any such repurchase would cause our total assets to decrease, which may have the effect of increasing our expense ratio. We may borrow money to finance the repurchase of shares subject to the limitations described in this prospectus. Any interest on such borrowing for this purpose would reduce our net income.

PROXY VOTING POLICIES AND PROCEDURES

We have delegated our proxy voting responsibility to the Adviser. The proxy voting policies and procedures of the Adviser are set out below. The guidelines are reviewed periodically by the Adviser and our directors who are not “interested persons,” and, accordingly, are subject to change.

Introduction

As an investment adviser registered under the Advisers Act, the Adviser has a fiduciary duty to act solely in our best interests. As part of this duty, the Adviser recognizes that it must vote our securities in a timely manner free of conflicts of interest and in our best interests.

The Adviser’s policies and procedures for voting proxies for its investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy Policies

The Adviser votes proxies relating to our portfolio securities in what it perceives to be the best interest of our stockholders. The Adviser reviews on a case-by-case basis each proposal submitted to a stockholder vote to determine its effect on the portfolio securities we hold. In most cases the Adviser will vote in favor of proposals that the Adviser believes are likely to increase the value of the portfolio securities we hold.

Although the Adviser will generally vote against proposals that may have a negative effect on our portfolio securities, the Adviser may vote for such a proposal if there exist compelling long-term reasons to do so.

Our proxy voting decisions are made by our Adviser’s portfolio managers. To ensure that the Adviser’s vote is not the product of a conflict of interest, the Adviser requires that (1) anyone involved in the decision-making process disclose to our Adviser’s investment committee any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (2) employees involved in the decision-making process or vote administration are prohibited from revealing how the Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties. Where conflicts of interest may be present, the Adviser will disclose such conflicts to us, including our independent directors and may request guidance from us on how to vote such proxies.

Proxy Voting Records

You may obtain information without charge about how the Adviser voted proxies by calling (toll-free) 1 (866) 214-7543 or by making a written request for proxy voting information to:

Michael LiCalsi, General Counsel and Secretary

c/o Gladstone Capital Corporation

1521 Westbranch Drive

Suite 100

McLean, VA 22102

PLAN OF DISTRIBUTION

We may offer the Securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, or through agents or through a combination of any such methods of sale. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. Any underwriter or agent involved in the offer and sale of Securities will be named in the applicable prospectus supplement. Any prospectus supplement or supplements will also describe the terms of the offering of Securities, including: the amount and purchase price of Securities and the proceeds we will receive from the sale; any over-allotment options under which underwriters may purchase additional Securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the Securities may be listed.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The price at which Securities may be distributed may represent a discount from prevailing market prices, provided, however, that in the case of our common stock, the offering price per share less any underwriting commissions or discounts must equal or exceed the NAV per share of our common stock except (i) in connection with a rights offering to our existing stockholders, (ii) with the consent of the majority of our outstanding voting securities (as defined in the 1940 Act), or (iii) under such other circumstances as the SEC may permit.

In connection with the sale of the Securities, underwriters or agents may receive compensation from us or from purchasers of the Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will indirectly bear such fees and expenses as well as any other fees and expenses incurred by us in connection with any sale of Securities. Underwriters may sell the Securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum commission or discount to be received by any FINRA member or independent broker-dealer will not exceed 10%.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the Securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the Securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on Nasdaq may engage in passive market making transactions in our common stock on Nasdaq in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may sell the Securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of the Securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each class or series of Securities will be a new issue with no trading market, other than our common stock, which is traded on Nasdaq. We may elect to list any other class or series of Securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any Securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell Securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Any of our common stock sold pursuant to a prospectus supplement will be listed on Nasdaq, or another exchange on which our common stock is traded.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we will infrequently use securities brokers or dealers in the normal course of our business. Subject to policies established by our Board of Directors, our Adviser will be primarily responsible for ensuring the execution of transactions involving publicly traded securities and the review of brokerage commissions in respect thereof, if any. In the event that our Adviser ensures the execution of such transactions, we do not expect our Adviser to execute transactions through any particular broker or dealer, but we would expect our Adviser to seek to obtain the best net results for us, taking into account such factors as price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the broker dealer and the broker dealer’s risk and skill in positioning blocks of securities. While we expect that our Adviser generally will seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our Adviser may select a broker dealer based partly upon brokerage or market research services provided to us, our Adviser and any of its other clients, if any. In return for such services, we may pay a higher commission than other broker dealers would charge if our Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker dealer viewed in terms either of the particular transaction or our Adviser’s overall responsibilities with respect to all of our Adviser’s clients.

We have not paid any brokerage commissions during the three most recent fiscal years to any affiliated person of us or our Adviser.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

The securities we hold in our portfolio companies are held under a custodian agreement with The Bank of New York Mellon Corp. The address of the custodian is: 500 Ross Street, Suite 935, Pittsburgh, Pennsylvania 15262. Our assets are held under bank custodianship in compliance with the 1940 Act. Securities held through our wholly-owned subsidiary, Business Investment, are held under a custodian agreement with The Bank of New York Mellon Corp., which acts as collateral custodian pursuant to the Credit Facility. The address of the collateral custodian is 2322 French Settlement Road, Suite 100, Dallas, Texas 75212. Computershare acts as our transfer and dividend paying agent and registrar. The principal business address of Computershare is 150 Royall Street, Canton, Massachusetts 02021, telephone number (781) 575-2000. Computershare also maintains an internet website at www.computershare.com and one specifically for shareholders at www.computershare.com/investor.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Kirkland & Ellis LLP, Washington, D.C. Venable LLP, Baltimore, Maryland, will pass upon the legality of certain of the Securities offered by us and certain other matters of Maryland law. Certain legal matters will be passed upon for the underwriters and/or sales agents, if any, by the counsel named in the accompanying prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The address of PricewaterhouseCoopers LLP is 655 New York Avenue NW, Washington, DC 20001.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 under the Securities Act with respect to the Securities offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or exhibits and schedules thereto. For further information with respect to our business and our Securities, reference is made to the registration statement, including the amendments, exhibits and schedules thereto.

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as well as our definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our website address is www.gladstonecapital.com. However, the information located on, or accessible from, our website is not, and shall not be deemed to be, except as described below, a part of this prospectus or any accompanying prospectus supplement or incorporated into any other filings that we make with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with it which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We previously filed the following documents with the SEC, and such filings are incorporated by reference into this prospectus.

•

Our Annual Report on Form  10-K for the fiscal year ended September 30, 2023, filed with the SEC on November 13, 2023 (including portions of our Definitive Proxy Statement for the 2024 Annual Meeting of Stockholders incorporated therein by reference);

•	Our Current Report on Form 8-K, filed with the SEC on October 10, 2023;

•

the description of our common stock referenced in our Registration Statement on Form 8-A (File No. 000-33117), as filed with the SEC on August 23, 2001, including any amendment or report filed for the purpose of updating such description; and

•

the description of the Series A Preferred Stock referenced in our Registration Statement on Form 8-A (File No. 000-33117), as filed with the SEC on June 2, 2023, including any amendment or report filed for the purpose of updating such description

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the filing of this prospectus until all of the securities offered by this prospectus have been sold or we otherwise terminate the offering of these securities, including all filings made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we subsequently file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement and information previously filed with the SEC.

These filings may also be accessed on the investors section of our website at www.gladstonecapital.com. Information contained on our website is not incorporated by reference into this prospectus. You may also request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing, emailing or calling Investor Relations at the following address and telephone number:

Investor Relations

Gladstone Capital Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

(703) 287-5893

investment@gladstonecompanies.com

$110,000,000

% Convertible Notes due 2030

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Oppenheimer & Co.

     , 2025